Exhibit 99.1

ITEM 6. Selected Financial Data

The following table sets forth our selected consolidated financial data. You should read this information together with our consolidated financial statements and the related notes to those statements included in this report, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation” of this report. The selected consolidated balance sheet data and statements of operations data in the table below have been derived from our audited consolidated financial statements. Historical results are not necessarily indicative of results to be expected in the future. Please refer to Notes 4 and 28 of the Notes to Consolidated Financial Statements for detailed information regarding discontinued operations and noncontrolling interest, respectively.

	Years Ended December 31,
	2008	2007(1)	2006(2)	2005	2004
	(amounts in thousands of US dollars except share and per share data)
Selected Consolidated Statements of Operations Data:
Total revenues	$175,543	$132,761	$109,583	$90,284	$100,279
Total cost of revenues	86,730	69,705	65,387	53,705	64,259
Gross profit	88,813	63,056	44,196	36,579	36,020
Total operating expenses	69,521	52,983	42,327	63,720	30,760
Income (loss) from continuing operations	17,795	20,334	4,996	(23,806)	10,597
Income (loss) on discontinued operations, net of taxes	980	3,293	835	(13,363)	(806)
Net income (loss)	18,775	23,627	5,831	(37,169)	9,791
Less: Net loss attributable to noncontrolling interest (3)	(15)	—	—	—	—
Net income (loss) attributable to AsiaInfo Holdings, Inc.	18,790	23,627	5,831	(37,169)	9,791

Earnings per share:
Net income (loss) from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.40	$0.47	$0.11	$(0.53)	$0.23
Diluted	$0.38	$0.45	$0.11	$(0.53)	$0.20

Net income (loss) from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.02	$0.07	$0.02	$(0.30)	$(0.02)
Diluted	$0.02	$0.07	$0.02	$(0.30)	$(0.02)
Net income (loss) attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.42	$0.54	$0.13	$(0.83)	$0.21
Diluted	$0.40	$0.52	$0.13	$(0.83)	$0.19

	As of December 31,
	2008	2007	2006	2005	2004
	(amounts in thousands of US dollars)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$172,119	$148,834	$104,575	$92,176	$94,156
Total assets	323,154	308,469	244,162	228,226	297,364
Total equity	208,460	207,788	162,461	167,624	201,792

(1)	We adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007, prospectively.

(2)	We adopted FASB Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” on January 1, 2006, prospectively.
(3)	We adopted SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements — an amendment of ARB No. 51,” on January 1, 2009, retrospectively.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

We are a leading provider of high-quality telecommunications software solutions and IT security products and services in China. In the telecommunications market, our software and services enable our customers to build, maintain, operate, manage and continuously improve their communications infrastructure. Our largest customers are the major telecommunications carriers in China and their provincial subsidiaries. In addition to providing customized software solutions to China’s telecommunications carriers, we also offer sophisticated IT security products and services to many small and medium sized companies and government agencies in China.

We commenced our operations in the US in 1993 and moved our major operations from the US to China in 1995. We began generating significant network solutions revenues in 1996 and significant software revenues in 1998. We conduct the bulk of our business through our operating subsidiaries, most of which are Chinese companies.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large telecommunications customers, such as China Mobile, China Unicom and China Telecom. The following table shows our revenues and percentage of total revenues derived from those four customers in recent periods.

	Year Ended December 31,
	2008		2007		2006
	Revenues (in thousands)	Percentage of Total Revenues	Revenues (in thousands)	Percentage of Total Revenues	Revenues (in thousands)	Percentage of Total Revenues
China Mobile	$105,895	60%	$76,986	58%	$66,890	61%
China Telecom	12,033	7	6,835	5	5,501	5
China Unicom	15,924	9	16,434	12	14,928	14
China Netcom*	13,916	8	12,731	10	13,212	12
Total	$147,768	84%	$112,986	85%	$100,531	92%

*	On October 15, 2008, China Netcom merged with China Unicom.

As a result of our reliance on our key customers in the telecommunications industry, our operating results are influenced by governmental spending policies in that sector. Historically, a number of state-mandated restructurings in China’s telecommunications sector have led to cancellation or delays in telecommunications-related capital expenditure, and have negatively impacted our operating results in certain periods. Any future restructurings affecting our major telecommunications customers may result in delays or cancellation of telecommunications-related spending, which would likely have an adverse impact on our business.

Since our acquisition of the non-telecommunications-related IT services business of Lenovo in October 2004, we have been organized as two business divisions: AsiaInfo Technologies, encompassing our traditional telecommunications business, and Lenovo-AsiaInfo, providing IT security products and services to China’s enterprise market. For financial reporting purposes, each of the two business divisions is further organized into three product lines:

•	software products and solutions;

•	services; and

•	third party hardware.

Revenues

We report our revenues on the basis of the three principal types of revenues derived from our business: software products and solutions revenue, service revenue and third party hardware revenue. Please refer to Note 23 to Consolidated Financial Statements included in this report for detailed information regarding our segment reporting.

Software products and solutions revenue. We typically sell our software as part of a total solution package for our customers, which includes proprietary software licenses, professional services related to the design and implementation of the solution (such as consulting, training, technical support and maintenance) and, in cases where the customer requests a turn-key solution, related hardware. Software products and solutions revenue consists of fees received from customers for licenses or sublicenses to use our software products or third party software products in perpetuity, typically up to a specified maximum number of users, and services provided in relation with software installation, customization, training and other services. In most cases where a customer is required to purchase additional licenses from us because the number of users exceeds the number of licensed users, we enter into an extension agreement with the customer to expand and upgrade the customer’s system. These extension contracts will usually include a license for the additional users, updated versions of our software and, if required, additional services and hardware for the customer’s network. Our software products and solutions revenue also includes the benefit of value added tax rebates on software license sales, which reflect the Chinese government’s policy of encouraging China’s software industry. We also record reductions from revenue for our estimates of expected software sales returns from distributors based on current sales and historical sales returns.

Service revenue. Service revenue consists of revenue from professional services, including IT services, management consulting, and revenues for network planning, design, systems integration and training services.

Third party hardware revenue. Third-party hardware revenue consists of hardware sales for equipment procured by us on behalf of our customers from hardware vendors. We procure for, and sell hardware to, our customers as part of our total solutions strategy. We typically minimize our exposure to hardware inventory risks by sourcing equipment from hardware vendors against letters of credit from our customers. As the telecommunications-related IT services market in China develops, our customers are increasingly purchasing hardware directly from hardware vendors and retaining us for our software and professional services.

Net revenue. Although we report our revenue on a gross basis, inclusive of hardware acquisition costs, we manage our business internally based on revenues net of hardware costs, or net revenues, which is consistent with our strategy of providing our customers with high value IT professional services and, where efficient, outsourcing lower-end services such as hardware acquisition and installation. This strategy may result in lower growth rates for total revenue as against prior periods, but will not adversely impact revenue net of hardware costs. The following table shows our revenue breakdown on this basis and reconciles our net revenues to total revenues:

	Years Ended December 31,
	2008			2007			2006
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
				(amounts in thousands of US dollars)
Revenues net of hardware costs:
Software products and solutions revenue	$116,258	$23,929	$140,187	$80,447	$17,169	$97,616	$64,039	$8,059	$72,098
Service revenue	16,834	639	17,473	15,495	661	16,156	12,773	659	13,432
Third party hardware revenue net of hardware costs	690	492	1,182	900	49	949	1,181	22	1,203

Total revenues net of hardware costs	133,782	25,060	158,842	96,842	17,879	114,721	77,993	8,740	86,733
Total hardware costs	13,099	3,602	16,701	17,098	942	18,040	22,449	401	22,850

Total revenues	$146,881	$28,662	$175,543	$113,940	$18,821	$132,761	$100,442	$9,141	$109,583

We believe total revenues net of hardware costs in each of the segments of our business more accurately reflect our core business, which is the provision of software solutions and services, and provides transparency to our investors. We believe this measure provides transparency to our investors because it is the measure used by our management to evaluate the competitiveness and performance of our business in each of the segments. In addition, third-party hardware revenue tends to fluctuate from period to period depending on the requirements of our customers. As a result, a presentation that excludes hardware costs allows investors to better evaluate the performance of our core business and we have provided reconciliation of this measure to the most directly comparable US GAAP financial measure, total revenues.

We have evaluated the criteria outlined in EITF No. 99-19, “Reporting Revenue Gross as Principal Versus Net as an Agent,” in determining whether it is appropriate under US GAAP to record the gross amount of revenues and related costs or the net amount earned after deducting hardware costs paid to the supplier. We record the gross amounts billed to our customers because we are the primary obligor in these transactions, bear the inventory risk, have latitude in establishing prices, are involved in the determination of the product specifications, bear credit risk and have the right to select suppliers.

Cost of Revenues

Software products and solutions costs. Software products and solutions costs consist primarily of three components:

•	packaging and written manual expenses for our proprietary software products and solutions;

•

compensation and travel expenses for the professionals involved in modifying, customizing or installing our software products and solutions and in providing consultation, training and support services; and

•	software license fees paid to third-party software providers for the right to sublicense their products to our customers as part of our solutions offerings.

The costs associated with designing and modifying our proprietary software are classified as research and development expenses as incurred.

Service costs. Service costs consist primarily of compensation and travel expenses for the professionals involved in designing and implementing IT services, management consulting and network solutions projects.

Third party hardware costs. We recognize hardware costs in full upon delivery of the hardware to our customers. In order to minimize our working capital requirements, we generally obtain from our hardware vendors payment terms that are timed to permit us to receive payment from our customers for the hardware before our payments to hardware vendors are due. However, in large projects we sometimes obtain less favorable payment terms from our customers, thereby increasing our working capital requirements.

Amortization of intangible assets, depreciation of properties and equipments, and rental expenses are also included in cost of revenue.

Operating Expenses

Operating expenses are comprised of sales and marketing expenses, research and development expenses, general and administrative expenses, and impairment of goodwill and intangible assets. Compensation expenses consistently comprise a significant portion of our total operating expenses.

Sales and marketing expenses include compensation expenses for employees in our sales and marketing departments, third party advertising expenses, sales commissions and sales agency fees, as well as the depreciation and amortization expenses allocated to our sales and marketing departments.

Research and development expenses relate to the development of new software and the modification of existing software. We expense such costs as they are incurred.

Taxes

Except for certain hardware procurement and resale transactions, we conduct substantially all of our business through our Chinese subsidiaries. Prior to the enactment of China’s Enterprise Income Tax Law, which became effective from January 1, 2008, foreign-invested enterprises, or FIEs, were generally subject to a 30% state enterprise income tax plus a 3% local income tax. However, most of our operating subsidiaries in China, as FIEs, were entitled to tax holidays or certain preferential tax treatments, which thus reduced their effective rate of income tax to 15% or lower in some cases. Since the new income tax law became effective, all resident enterprises are subject to a flat 25% income tax rate, unless they are otherwise eligible for certain preferential tax treatments under the new rules.

Pursuant to the implementation rules to the new tax law issued in December 2007, and the several subsequent transition rules, certain of our subsidiaries in China can continue to enjoy preferential tax rates, as long as they are qualified as High and New Technology Enterprises, or HNTEs. Some of our Chinese subsidiaries have become subject to a normal 25% rate, with a few exceptions where certain of our PRC subsidiaries are still eligible for lower rates under the transition rules. The HNTE status allows qualifying entities to use a 15% tax rate for three years. At the conclusion of the three year period, the qualifying enterprises have the option to renew for an additional three years through a simplified application process if the company’s business operations continue to qualify for HNTE status. After the first six years, enterprises would have to go through a new application process in order to renew their HNTE status. Prior to December 31, 2008, we applied for HNTE status for AsiaInfo Technologies, AsiaInfo Technologies (Chengdu), Inc., or AICD, and Lenovo Security that would allow for a reduced 15% tax rate under new regulation. The HNTE certificates for the entities were issued by the relevant tax authorities as of December, 2008 prior to the filing of our 2008 China enterprise income tax returns. Accordingly, we have used the reduced rate of 15% in the calculations of current and deferred tax balances for AICD. Lenovo Security was originally granted a “3+3 holiday,” which means, if it can maintain its HNTE status during the holiday period, the applicable tax rate would be 0% from 2005 to 2007 and 7.5% from 2008 to 2010. In this regard, we have used a 7.5% tax rate for 2008, 2009 and 2010 in the calculation of Lenovo Security’s current and deferred tax balances. AsiaInfo Technologies has been approved as a key software enterprise, it is eligible for the preferential tax rate of 10% for the year of 2008 and 15% for 2009 and 2010.

Sales of hardware procured in China are subject to a 17% value added tax. Most of our sales of hardware procured outside of China are made through our US parent company, AsiaInfo Holdings, Inc., and thus are not subject to the value added tax. We effectively pass value added tax on hardware sales through to our customers and do not include them in revenues reported in our financial statements. Companies that develop their own software and register the software with the relevant authorities in China are generally entitled to a value added tax refund. If the net amount of the value added tax payable exceeds 3% of software sales and software-related services, the excess portion of the value added tax is refundable immediately. This policy is effective until 2010. The benefit of the rebate of value added tax is included in software revenue. Historically, the VAT tax refund is not taxable as long as the refund is used for research and development activities. However, a new tax circular was issued by PRC State Administration of Taxation recently and indicated that the VAT tax refund is not taxable but when the refund is used for expenses or purchase of fixed assets, the expenses and depreciation associated with the purchased assets are not tax deductible. It is unclear how this new rule will be implemented and in the absence of specific guidance we are treating the VAT refund as a taxable item going forward.

Our PRC subsidiaries and VIEs are subject to business tax at the rate of 3% and 5% on certain types of service revenues, which are presented net of business tax incurred.

We are also subject to US income taxes on revenues generated in the United States, including revenues from our limited hardware procurement activities through our US parent company, AsiaInfo Holdings, Inc., and interest income earned in the United States.

Foreign Exchange

A majority of our revenues and expenses relating to hardware sales and the software and service components of our business are denominated in Renminbi. The value of our shares will be affected by the foreign exchange rate between US dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while our shares are traded in US dollars. Furthermore, an increase in the value of the Renminbi may require us to exchange more US dollars into Renminbi in order to meet the working capital requirements of our subsidiaries in China. Depreciation of the value of the US dollar will also reduce the value of the cash we hold in US dollars, which we may use for purposes of future acquisitions or other business expansion. We actively monitor our exposure to these risks and adjust our cash position in the Renminbi and the US dollar when we believe such adjustments will reduce our foreign exchange risks. For example, in February 2004 we exchanged approximately $28.0 million cash from US dollars to Renminbi in order to address concerns regarding a possible increase in the relative value of the Renminbi. We did not engage in any significant foreign exchange transactions in 2008.

Pursuant to the rate of exchange quoted by Federal Reserve Bank of New York, as of December 31, 2008 the exchange rate between the Renminbi and the US dollar decreased 6.5% to US$1.00 = RMB6.8225, compared to the rate of US$1.00 = RMB7.2946 as of December 31, 2007.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amount of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenues and cost of revenues under customer contracts, warranty obligations, bad debts, inventories, short-term investments, long-term investments, long-lived assets, income taxes, goodwill and other intangible assets, stock options, and litigation. We base our estimates and judgments on historical experience and on various other factors that we believe are reasonable. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition. Our revenue is derived from three primary sources: (i) the procurement of hardware on behalf of customers; (ii) software license and related services, including assistance in implementation, customization and integration, post-contract customer support (“PCS”), training and consulting; and (iii) professional services for systems design, planning, consulting, and system integration.

Revenues from customer orders requiring significant production, modifications, or customization of the software are recognized over the service period based on the percentage of completion method as prescribed by SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Product-Type Contracts” (“SOP 81-1”). Software arrangements with significant production, modifications, or customization are sold with bundled PCS services. Because PCS services have never been sold separately in these arrangements, they do not have stand-alone fair value or vendor specific objective evidence of fair value. The percentage of completion method of revenue recognition is therefore applied to the period from the start of the significant production, modifications, or customization through the last element delivered, which is typically the end of the bundled PCS service period. Revisions in estimated contract costs are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated losses on uncompleted contracts.

For software contracts that do not involve significant implementation or customization, license fees are recorded when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is probable, and the related products or services are delivered as prescribed by SOP No. 97-2, “Software Revenue Recognition” (“SOP 97-2”).

The information security products sold by our Lenovo-AsiaInfo division are accounted for under SOP 97-2 because the related software is considered to be more than incidental and is essential to the functionality of the related equipment. These information security products are sold bundled with PCS services over a term of one, two or three years. We recognize total arrangement fees for the information security products as revenue upon delivery assuming all other revenue recognition criteria are met regardless of whether the PCS terms are one two or three years because (a) PCS primarily includes telephone and online support, (b) PCS services are substantially provided within the first year of the arrangement term, (c) the costs of providing PCS services have historically been insignificant and are expected to be insignificant in the future, and (d) PCS does not include upgrades or enhancements. PCS services provided beyond the first year of the service term have historically been negligible. We accrue the estimated costs of providing PCS services upon delivery of the Lenovo-AsiaInfo information security software products.

Consulting and other professional services revenues are recognized when the services are performed. Sales of third party hardware, if not bundled with other arrangements, are recognized when delivered if all other revenue recognition criteria are met. Costs associated with revenues are recognized when incurred.

Revenue recognized in excess of billings is recorded as unbilled receivables and is included in trade accounts receivable. Amounts billed but not yet collected are recorded as billed receivables and are included in trade accounts receivable. All billed and unbilled amounts are expected to be collected within one year. Billings for installation and customization services are rendered based on agreed upon milestones specified in customer contracts. Billings in excess of revenues recognized are recorded as deferred revenue.

Income taxes. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. According to the new EIT law, the transitional rules and relevant regulations, the eligible tax rate for AsiaInfo Technologies is 10% for 2008 and 15% for 2009 and 2010; the eligible tax rate for AICD is 15% for 2008 to 2010 and the rate for LN is 7.5% for 2008 to 2010. Unless otherwise specified, our other Chinese subsidiaries are subject to the statutory tax rate of 25%.

We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the valuation allowance would be charged to income in the period such change occurred.

On January 1, 2007, we adopted FASB Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-that-not to be sustained upon audit by the relevant taxing authority based solely on technical merits of the associated tax position. The total amount of our unrecognized tax benefits as of the date of adopting FIN 48 was $685,000. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Goodwill. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. We use a two-step impairment test to identify potential goodwill impairment and recognize a goodwill impairment loss in the statement of operations when the carrying amount of goodwill exceeds its implied fair value. We perform all goodwill impairment tests in the fourth quarter of each year. The latest goodwill impairment tests were performed in the fourth quarter of 2008 and no impairment losses was recognized.

Impairment of long-term and short-term investments. We review our long-term and short-term investments for other-than-temporary impairment in accordance with relevant accounting literatures such as APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock (as amended),” FASB Staff Position SFAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” and SEC Staff Accounting Bulletin Topic 5M, “The Meaning of

Other-Than-Temporary Impairment of Certain Investments in Debt and Equity Securities,” based on the specific identification method. We consider available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds the investment’s fair value, we consider, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than the cost, and the our intent and ability to hold the investment.

Consolidated Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues. Total revenues increased 32.2% to $175.5 million in 2008, from $132.8 million in 2007. Revenue from software products and solutions was $140.2 million, representing a 43.6% increase from $97.6 million in 2007. The increases were primarily driven by a strong uptake for the Company’s comprehensive product portfolio of telecom software solutions as well as improving performance in the Company’s Lenovo-AsiaInfo business unit. Service revenue was $17.5 million, representing an 8.2% increase from $16.2 million in 2007. Revenue from third party hardware was $17.9 million, representing a decrease of 5.8% from $18.9 million in 2007. Third party hardware revenue has been generally decreasing as we focus on our core business of telecommunications software solutions, which generates higher gross profit margins compared to hardware sales. However, from time to time we offer third-party hardware as a part of total solutions in response to customer requests.

Our revenue from telecommunications software products and solutions provided by AsiaInfo Technologies grew by 44.5% to $116.3 million from $80.4 million in 2007. The increases in revenue reflect strong uptake for the Company’s software and service solutions among all three major telecom customers as well as increased revenues derived from business consulting service initiatives, such as providing data analysis expertise and helping existing customers to run their sales and marketing campaigns more effectively. Telecommunications-related third party hardware decreased 23.4% to $13.8 million in 2008 from $18.0 million in 2007.

Lenovo-AsiaInfo generated total revenue of $28.7 million in 2008, an increase of 52.3% from $18.8 million in 2007, reflecting a concerted effort to improve operations in this division, as well as increasing market penetration for Lenovo-AsiaInfo’s products among large government agencies in China. Lenovo-AsiaInfo accounted for approximately 16.3% of our total revenue in 2008, compared to 14% in 2007. Software solutions revenue of the division increased 39.4% to $23.9 million in 2008, from $17.2 million in 2007. Lenovo-AsiaInfo’s third party hardware revenue increased 313% to $4.1 million, which was due primarily to a contract we signed with an American company to re-sell its IT security products in China. Service revenue was flat as compared to 2007.

Cost of revenues. Our cost of revenues was $86.7 million in 2008, representing a 24.4% increase from $69.7 million in 2007, primarily due to the increased sales of software and services provided to meet increased demand.

Gross profit. Gross profit for our telecommunications business division increased 38.9% in 2008 to $72.2 million as a result of revenue growth in relatively high-margin software solutions and a decrease in relatively low-margin third party hardware sales in 2008. Gross profit for our Lenovo-AsiaInfo division increased 49.7% to $16.6 million reflecting the improved operation of that division. Our 2008 gross margin was 50.6% as compared to 47.5% in 2007 due to the increasing percentage of revenue generated from relatively high-margin software solutions and decreasing percentage of revenue generated from relatively low margin third party hardware.

Operating expenses. Total operating expenses increased 31.2% to $69.5 million in 2008. The increase in operating expenses was primarily driven by our efforts to expand our customer base and open new market opportunities through continual investment in research and development and sales and marketing initiatives.

Sales and marketing expenses increased 31.8% to $36.2 million in 2008, from $27.5 million in 2007, mainly due to higher sales commission expenses incurred upon signing new contracts with our three major telecom customers.

Research and development expenses increased 29% to $22.7 million in 2008, as compared to $17.6 million in 2007, mainly reflecting an increase in headcount in line with our strategy of continuing to invest in research and development of world-class products to take advantage of current and future market opportunities in China.

General and administrative expenses increased 34.2%, to $10.6 million in 2008, from $7.9 million in 2007. The year-over-year increase was mainly due to non-recurring professional fees incurred in the fourth quarter of 2008 as well as the reversal of bad debt provisions in the fourth quarter of 2007.

Income from operations. Income from operations increased to $19.3 million in 2008 from $12.8 million in 2007, reflecting our increased sales and our continued efforts to improve operational efficiency. Operating margin was 11.0% in 2008, as compared to 9.6% in 2007. Income from operations in 2007 included a one-time gain on settlement of escrow of $2.7 million.

Income tax expense. Income tax expense in 2008 was $4.3 million as compared to $1.9 million in 2007. Our effective tax rate was 19% for 2008 as compared to 9% for 2007. At year end 2007, the Chinese tax authorities had not yet issued detailed regulations on the applicable requirements and procedures for the application of preferential tax treatment for High and New Technology Enterprises, or HNTEs, which most of our subsidiaries would eventually qualify. As a result, we were required under applicable accounting standards to report our deferred tax assets as of December 31, 2007 at the then new statutory income tax rate of 25%, with a few exceptions where certain of our PRC subsidiaries were still enjoying the lower rates under the transition rules. Such reporting method resulted in a deferred tax benefit of approximately $1.0 million for the fourth quarter of 2007, which in turn lowered our annual effective tax rate in 2007. The new Chinese Enterprise Income Tax Law took effect on January 1, 2008, which unified the previous two separate tax regimes for domestic enterprises and FIEs in China. During the fourth quarter of 2008, three of our subsidiaries received a HNTE qualification and their tax rates are now at 15% or lower. Therefore, these entities’ deferred taxes are now tax effected at 15% rather than 25%, and as a result, caused a higher deferred tax expense, which is the main reason our effective tax rate is higher in year 2008.

Income from continuing operations. Income from continuing operations was $17.8 million and net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders was $0.40 per basic share in 2008, as compared to $20.3 million or $0.47 per basic share in 2007. In the fourth quarter 2008, we recognized a non-cash impairment charge to earnings of $6.6 million, or $0.15 per basic share, which included a $4.6 million impairment on our short-term investments in stock funds and a $2.0 million impairment on a long-term investment, representing the decline in fair value of our five percent equity stake in Hinge Software Company Limited.

Income (loss) from discontinued operations. In line with our strategy of focusing on our core telecommunications and IT security business lines, we discontinued certain non-core businesses during the past several years. In January 2007, we sold certain assets and liabilities constituting our financial services IT solutions business, which was grouped under our Lenovo-AsiaInfo reportable segment, to Fidelity Information Systems, a major U.S.-based provider of IT services and information products to financial institutions, for a maximum cash consideration valued at $3.6 million. In March 2008, we received part of a contingent payment from Fidelity and recognized the amount of $1 million as gain on sale of discontinued operations.

Net income attributable to AsiaInfo Holdings, Inc. In 2008, we recorded total net income attributable to AsiaInfo Holdings, Inc. of $18.8 million, compared to $23.6 million in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues. Total revenues increased 21% to $132.8 million in 2007, from $109.6 million in 2006. Revenue from software products and solutions was $97.6 million, representing a 35% increase from $72.1 million in 2006. Service revenue was $16.2 million, representing a 21% decrease from $13.4 million in 2006. Revenue from third party hardware was $18.9 million, representing a decrease of 21% from $24.1 million in 2006. Third party hardware revenue generally decreased as we focused on our core business of telecommunications software solutions, which generates higher margins compared to hardware sales.

Our revenue from telecommunications software products and solutions grew by 26% to $80.4 million from $64.0 million in 2006, reflecting continued strong market demand for our telecommunications software solutions. Telecommunications-related service revenue increased 21% to $15.5 million in 2007 from $12.8 million in 2006. Telecommunications-related third party hardware decreased 24% to $18.0 million in 2007 from $23.6 million in 2006.

Lenovo-AsiaInfo generated total revenue of $18.8 million in 2007, an increase of 107% from $9.1 million in 2006, reflecting a strong recovery in our IT security business. Lenovo-AsiaInfo accounted for approximately 14% of our total revenue in 2007, compared to 8% in 2006, reflecting the division’s higher rate of growth from a relatively lower base. Software solutions revenue of the division increased 113% to $17.2 million in 2007, from $8.1 million in 2006, as a result of enhanced sales efforts. Lenovo-AsiaInfo’s service revenue increased 134% and hardware revenue was flat as compared to 2006.

Cost of revenues. Our cost of revenues was $69.7 million in 2007, representing a 7% increase from $65.4 million in 2006, primarily due to the increased cost of software and services provided to meet increased demand.

Gross profit. Gross profit for our telecommunications business division increased 28% in 2007 to $52.0 million as a result of revenue growth and a decrease in relatively low-margin third party hardware sales in 2007. Gross profit for our Lenovo-AsiaInfo division increased 213% to $11.1 million reflecting the continued recovery of that division. Our 2007 gross margin was 47% as compared to 40% in 2006 due to the decreasing percentage of revenue generated from relatively low margin third party hardware and the improved performance of our Lenovo-AsiaInfo division.

Operating expenses. Total operating expenses increased 25% to $53.0 million in 2007. The increase in operating expense was primarily driven by the sales and marketing and research and development expenses discussed below.

Sales and marketing expenses increased 37% to $27.5 million in 2007, from $20.1 million in 2006. This increase was in line with the increased sales and marketing activities.

Research and development expenses increased 24% to $17.6 million in 2007, as compared to $14.2 million in 2006.

The increase in sales and marketing and research and development expenses was partially driven by increases in travel expenses and sales commissions as our revenue grew. It also reflected our efforts to break into new customer accounts and initiatives to capitalize on growing opportunities in China’s telecommunications and IT security markets.

General and administrative expenses decreased 1%, to $7.9 million in 2007, from $8.0 million in 2006.

Income from operations. Income from operations increased to $12.8 million in 2007 from $1.9 million 2006, reflecting strong revenue growth and continued improvement of operating margin in both our telecommunications and IT security business divisions. Also, included in 2007 income from operations was $2.7 million in other operating income. The other operating income relates to a Settlement Agreement that we entered into with Lenovo Group Limited to resolve certain matters arising out of acquisition of Lenovo’s IT services business in 2004. Excluding the impact of this other operating income, operating income would have been $11.0 million, representing a 479% increase from $1.9 million in 2006. Operating margin was 10% in 2007, as compared to 2% in 2006. Excluding the impact of the $2.7 million other operating income, operating margin in 2007 would have been 8%.

Income tax expense. Income tax expense in 2007 was $1.9 million, as compared to $0.8 million in 2006. Our effective tax rate in 2007 was 9% as compared to 13% in 2006. The PRC Enterprise Income Tax Law took effect on January 1, 2008, which unified the previous two separate tax regimes for domestic enterprises and FIEs in China. As of December 31, 2007, the Chinese tax authorities had not yet issued detailed regulations on the applicable requirements and procedures for the application of preferential tax treatment for High and New Technology Enterprises, which many of our subsidiaries are. As a result, we were required under applicable accounting standards to report our deferred tax assets as of December 31, 2007 at the statutory income tax rate of 25%, with a few exceptions where certain of our PRC subsidiaries were still enjoying the lower rates under the transition rules. Such reporting method resulted in a tax benefit of approximately $1.0 million for the fourth quarter of 2007, which in turn lowered our effective tax rate in 2007. A few of our other operating entities in China also reported higher deferred tax assets due to the rate change, but because those entities had full valuation allowances, no current tax benefit was recorded in 2007.

Income from continuing operations. Income from continuing operations was $20.3 million and net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders was $0.47 per basic share in 2007, as compared to $5.0 million or $0.11 per basic share in 2006.

Income from discontinued operations. In December 2006, we entered into an agreement to sell our financial service IT solutions business. The transaction closed in January 2007. Due to the disposal of discontinued operations, we recorded net income from discontinued operations of $1.4 million in the first quarter 2007. In November 2005 we sold our interest in Han Management Consulting (China) Limited, or Han Consulting, to Han Consulting’s management team, at which time we recorded a loss of $6.4 million. This loss was partially reversed as a result of an unanticipated $1.8 million contingent payment, which we received in the fourth quarter of 2007. As a result, we recorded net income from discontinued operations of $1.8 million in the fourth quarter 2007. Our income from discontinued operations was $3.3 million and our net income from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders was $0.07 per basic share in 2007. This compares to $0.8 million, or $0.02 per basic share, in 2006.

Net income attributable to AsiaInfo Holdings, Inc. In 2007 we recorded total net income attributable to AsiaInfo Holdings, Inc. of $23.6 million, compared to $5.8 million in 2006.

Selected Unaudited Quarterly Combined Results of Operations

The following table sets forth unaudited quarterly statements of operations data for the four quarters ended December 31, 2008 and 2007. We believe this unaudited information has been prepared substantially on the same basis as the annual audited combined financial statements appearing elsewhere in this report.

We believe this data includes all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. You should read the quarterly data together with the consolidated financial statements and the notes to those statements appearing elsewhere in this report. The consolidated results of operations for any quarter are not necessarily indicative of the operating results for any future period. We expect that our quarterly revenues may fluctuate significantly.

	Three Months Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
	As adjusted (1)	As adjusted (1)	As adjusted (1)	As adjusted (1)	As adjusted (1)	As adjusted (1)	As adjusted (1)	As adjusted (1)
Selected quarterly operating results
Total revenues	$53,684	$44,795	$42,058	$35,006	$40,771	$32,365	$29,570	$30,055
Total cost of revenues	24,947	21,609	23,008	17,166	21,183	16,220	15,091	17,211
Gross profit	28,737	23,186	19,050	17,840	19,588	16,145	14,479	12,844
Total operating expenses	20,977	17,893	15,489	15,162	14,584	13,011	13,284	12,104
Gain on settlement of escrow	—	—	—	—	—	—	—	2,734
Income from continuing operations	2,200	6,095	5,221	4,279	6,613	6,272	2,498	4,951
Income on discontinued operations, net of taxes	—	—	—	980	1,848	—	—	1,445
Net income	2,200	6,095	5,221	5,259	8,461	6,272	2,498	6,396
Less: net loss attributable to noncontrolling interest	(11)	(4)	—	—	—	—	—	—
Net income attributable to AsiaInfo Holdings, Inc.	2,211	6,099	5,221	5,259	8,461	6,272	2,498	6,396

Earnings per share:
Net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.13	$0.12	$0.10	$0.15	$0.14	$0.06	$0.12
Diluted	$0.05	$0.13	$0.11	$0.09	$0.14	$0.14	$0.06	$0.11
Net income from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$—	$—	$—	$0.02	$0.04	$—	$—	$0.03
Diluted	$—	$—	$—	$0.02	$0.04	$—	$—	$0.03
Net income attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.13	$0.12	$0.12	$0.19	$0.14	$0.06	$0.15
Diluted	$0.05	$0.13	$0.11	$0.11	$0.18	$0.14	$0.06	$0.14

(1)	Adjustments reflect the adoption of SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements — an amendment of ARB No. 51” on January 1, 2009, retrospectively.

In line with our strategy of focusing on our core telecommunications software solutions and IT security products and services businesses, in 2007 we sold our financial service IT solutions business to Fidelity National Information Services. Please refer to Note 4 of the Notes to Consolidated Financial Statements for detailed information regarding discontinued operations. Certain reclassifications have been made to prior period data due to discontinued operations.

Liquidity and Capital Resources

Our capital requirements are primarily working capital requirements related to hardware sales and costs associated with the expansion of our business, such as research and development and sales and marketing expenses. We recognize hardware costs in full upon delivery of the hardware to our customers. In order to minimize our working capital requirements, we generally obtain from our hardware vendors payment terms that are timed to permit us to receive payment from our customers for the hardware before our payments to hardware vendors are due. With respect to our billing cycle, we generally require our customers to pay 80% to 90% of the invoice value of the hardware upon delivery. We typically place orders for hardware against back-to-back orders from customers and seek favorable payment terms from hardware vendors. However, we sometimes obtain less favorable payment terms from our customers, thereby increasing our working capital requirements. In addition to this careful management of our billing cycle, we have also historically financed working capital and other financing requirements through private placements of equity securities, our initial public offering in 2000 and, to a limited extent, bank loans.

Our full year net operating cash flow in 2008 was $31.6 million, primarily driven by operating profit from our telecommunications business. We had cash and cash equivalent, restricted cash and short-term investment totaling $213.3 million as of December 31, 2008 as compared to $214.6 million as of December 31, 2007. The increase was mainly a result of our positive operating cash flow. Part of the increase from positive operating cash flow was offset by the share repurchase program we carried out during 2008, which utilized a total of $25.8 million in cash.

Our accounts receivable balance at December 31, 2008 was $52.0 million, consisting of $23.4 million in billed receivables and $28.6 million in unbilled receivables. Our billed receivables are recorded based on agreed milestones included in customer contracts. Our unbilled receivables are based on revenue we have booked through the percentage completion method, but for which we have not yet billed the customer.

As of December 31, 2008, our days sales outstanding was 99 days, as compared to 108 days at the end of the year 2007. The decrease is a combined result of our enhanced collection efforts and our improved sales contract management.

Our inventory position at the end of 2008 was approximately $12.3 million, up 53.6% as compared to the beginning of the year. This increase was a result of higher third-party hardware sales in the fourth quarter of 2008.

Our full year net cash generated from investing activities was $9.1 million in 2008. This was primarily due to the proceeds of $18.9 million from our sales of short-term investments and a decrease in restricted cash of $3.5 million, and was partially offset by purchase of short-term investments of $7.5 million, payment for an acquisition of $4.7 million, and purchase of property and equipment of $1.8 million.

Our full year net cash used in financing activities was $21.8 million. This was primarily due to repurchases of our common stock of $25.8 million.

As of December 31, 2008, we had total short-term credit facilities for working capital purposes totaling $34.6 million, expiring in December 2009. The credit facilities were secured by bank deposits of $11.3 million as of December 31, 2008. Credit facilities of $5.3 million pledged as security for issuing letters of credit and accounts payable to hardware suppliers and customers. As of December 31, 2008, unused short-term credit facilities were $29.3 million. In addition, we had standby letters of credit and bank acceptance drafts as of December 31, 2008, which were collateralized by bank deposits of $1.2 million. Total bank deposits pledged as security for these credit facilities, standby letters of credit, and bank acceptance drafts totaled $12.5 million as of December 31, 2008 and are presented as restricted cash in our consolidated balance sheets.

As of December 31, 2008, we were committed under certain non-cancellable operating leases, requiring annual minimum rentals of approximately $3.3 million and $2.4 million in 2009 and 2010, respectively.

We anticipate that the net proceeds of our initial public offering in March 2000, together with available funds and cash flows generated from operations will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through 2009. We may need to raise additional funds in the future, however, in order to fund acquisitions, develop new or enhanced services or products, respond to competitive pressures to compete successfully for larger projects involving higher levels of hardware purchases, or if our business otherwise grows more rapidly than we currently predict. We anticipate that we would raise additional funds, if necessary, through new issuances of shares of our equity securities in one or more public offerings or private placements, or through credit facilities extended by lending institutions.

In the event that we decide to pay dividends to our stockholders, our ability to pay dividends will depend in part on our ability to receive dividends from our operating subsidiaries in China. Foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from our operating subsidiaries in China or convert those payments from Renminbi into foreign currencies.

Off-Balance Sheet Arrangements

As of December 31, 2008, we had short-term credit facilities for working capital purposes totaling $34.6 million, expiring in December 2009, of which $5.3 million had been used for issuing standby letters of credit and bank acceptance drafts to hardware suppliers and customers. Unused short-term credit facilities were $29.3 million.

Tabular Disclosure of Contractual Obligations

The following table presents a breakdown of our outstanding contractual obligations by maturity as of December 31, 2008:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years	Others
	(amounts in thousands of US$)
Contractual Obligations
Operating Lease Obligations	5,752	3,271	2,481	—	—	—

Other long-term liabilities, such as unrecognized tax benefits, have been excluded from the table due to the uncertainty of the timing of payments combined with the absence of historic trends to be used as a predictor for such payments.

Accounting Pronouncements

Recent accounting pronouncements—In September 2006, FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS 157”). Effective January 1, 2008, we adopted the measurement and disclosure other than those requirements related to nonfinancial assets and liabilities in accordance with guidance from FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of fiscal year 2009. We do not expect the adoption of SFAS 157 for nonfinancial assets and liabilities to have a significant effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141, Business Combinations (Revised 2007) (“SFAS 141R”). SFAS 141R is relevant to all transactions or events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer to recognize any assets and noncontrolling interest acquired and liabilities assumed to be measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of the consideration may be resolved beyond a reasonable doubt. This revised approach replaces SFAS 141’s cost allocation process in which the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their respective fair value. SFAS 141R requires any acquisition-related costs and restructuring costs to be expensed as incurred as opposed to allocating such costs to the assets acquired and liabilities assumed as previously required by SFAS 141. Under SFAS 141R, an acquirer recognizes liabilities for a restructuring plan in purchase accounting only if the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS 141R allows for the recognition of pre-acquisition contingencies at fair value only if these contingencies are likely to materialize. If this criterion is not met at the acquisition date, then the acquirer accounts for the non-contractual contingency in accordance with recognition criteria set forth under SFAS 5, Accounting for Contingencies, in which case no amount should be recognized in purchase accounting. SFAS 141R is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. We are in the process of assessing the potential impact the adoption of SFAS 141R may have on our consolidated financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position FAS 142-3: Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. We are in the process of assessing the potential impact the adoption of FSP 142-3 may have on our consolidated financial position or results of operations.

In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1: Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Earlier application of the provisions of this FSP is permitted. We are in the process of assessing the potential impact the adoption of FSP 132-1 may have on our consolidated financial position or results of operations.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP gives guidance on the computation of earnings per share and the impact of share-based instruments that contain certain nonforfeitable rights to dividends or dividend equivalents. The FSP is effective for fiscal years beginning after December 31, 2008 and early application is prohibited. We are in the process of assessing the potential impact the adoption of FSP 03-6-1 may have on our consolidated financial position or results of operations.

At a November 24, 2008 meeting, the FASB ratified the consensus reached by the Task Force in Issue No. 08-6: Equity Method Investment Accounting Considerations (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of Statements 141(R) and 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for transactions occurring in fiscal years and interim periods beginning on or after December 15, 2008. Early adoption is not permitted. We are in the process of assessing the potential impact the adoption of EITF 08-6 may have on our consolidated financial position or results of operations.

ITEM 8. Financial Statements and Supplementary Data

Our independent registered public accounting firm’s report, consolidated financial statements and related financial statement schedule and notes to consolidated financial statements begin on page F-1.

ITEM 9A. Controls and Procedures

Disclosure Controls and Procedures

Our disclosure controls and procedures include our controls and other procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Prior to the filing date of this annual report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15(b) under the Exchange Act. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective as of December 31, 2008.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP. Our internal control over financial reporting includes those policies and procedures that:

•	pertain to maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

A material weakness is a deficiency (within the meaning of the Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with An Audit of Financial Statements, or PCAOB Auditing Standard No. 5), or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on our assessment, management believes that, as of December 31, 2008, our internal control over financial reporting is effective based on those criteria.

Our independent registered public accounting firm has issued an attestation report on our internal control over financial reporting. That attestation report appears below.

Changes in Internal Control Over Financial Reporting

There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of AsiaInfo Holdings, Inc.

We have audited the internal control over financial reporting of AsiaInfo Holdings, Inc., its subsidiaries and its variable interest entities (collectively, the “Company”) as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of director, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated March 5, 2009 (January 26, 2010 as to the effects of the adoption of Statement of Financial Accounting Standards (the “SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” described in Note 28) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109.”

/s/    Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

March 5, 2009

To the Board of Directors and Stockholders of AsiaInfo Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AsiaInfo Holdings, Inc., its subsidiaries, and its variable interest entities (collectively, the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. Our audits also include the financial statement schedule listed in the Index at Schedule 1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AsiaInfo Holdings, Inc., its subsidiaries, and its variable interest entities at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 2 to the consolidated financial statements, effective on January 1, 2007, the Company adopted the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An interpretation of FASB Statement No. 109.”

As discussed in Note 28, the financial statements have been adjusted for the retrospective application of Statement of Financial Accounting Standards (the “SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” which was adopted by the Company on January 1, 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/    Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

March 5, 2009 (January 26, 2010 as to the effects of adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” described in Note 28)

ASIAINFO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2008 (As adjusted)	2007 (As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$172,119	$148,834
Restricted cash	12,510	16,026
Short-term investments – available for sale securities	28,633	48,194
Short-term investments – held to maturity securities	—	1,541
Accounts receivable (net of allowances of $2,605 and $2,427 as of December 31, 2008 and 2007, respectively)	52,011	45,233
Inventories, net	12,322	8,023
Other receivables	2,813	3,426
Deferred income tax assets – current	3,334	1,693
Prepaid expenses and other current assets	5,425	6,526

Total current assets	289,167	279,496

Long-term investments	4,696	1,911
Property and equipment, net	2,887	2,344
Other acquired intangible assets, net	3,008	3,979
Deferred income tax assets – noncurrent	2,671	1,032
Goodwill	20,725	19,707

Total Assets	$323,154	$308,469

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$13,835	$23,095
Accrued expenses	14,235	12,671
Deferred revenue	44,414	29,093
Accrued employee benefits	27,570	20,724
Other payables	5,288	5,651
Income taxes payable	646	2,310
Other taxes payable	6,311	4,218
Deferred income tax liabilities	934	1,976

Total current liabilities	113,233	99,738

Unrecognized tax benefits	1,326	834
Other long term liabilities	135	109

Total liabilities	114,694	100,681

Commitments and contingencies (Note 17)
Equity: AsiaInfo Holdings, Inc. stockholders’ equity:
Common stock (100,000,000 shares authorized; 0.01 par value, 46,466,170 and 45,026,203 shares issued as of December 31, 2008 and 2007, respectively; 43,466,170 and 44,781,903 shares outstanding as of December 31, 2008 and 2007, respectively)	464	450
Additional paid-in capital	215,948	207,865
Treasury stock, at cost 3,000,000 and 244,300 shares as of December 31, 2008 and 2007, respectively)	(27,749)	(1,953)
Accumulated deficit	(15,566)	(31,018)
Statutory reserve	17,212	13,874
Accumulated other comprehensive income	18,093	18,570

Total AsiaInfo Holdings, Inc. stockholders’ equity	208,402	207,788

Noncontrolling interest	58	—
Total equity	208,460	207,788

Total Liabilities and Equity	$323,154	$308,469

See the accompanying notes to consolidated financial statements.

ASIAINFO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2008 (As adjusted)	2007 (As adjusted)	2006 (As adjusted)
Revenues:
Software products and solutions	$140,187	$97,616	$72,098
Service	17,473	16,156	13,432
Third party hardware	17,883	18,989	24,053

Total revenues:	175,543	132,761	109,583

Cost of revenues:
Software products and solutions	62,744	43,895	33,736
Service	7,285	7,770	8,801
Third party hardware	16,701	18,040	22,850

Total cost of revenues	86,730	69,705	65,387

Gross profit	88,813	63,056	44,196

Sales and marketing	36,220	27,482	20,137
General and administrative	10,606	7,903	7,960
Research and development	22,695	17,598	14,230

Total operating expenses	69,521	52,983	42,327

Gain on settlement of escrow (Note 25)	—	2,734	—

Income from operations	19,292	12,807	1,869

Other income
Interest income	4,670	4,705	3,899
Dividend income	545	4,187	347
Gain from sales of short-term investments	4,866	895	4
Impairment loss on short-term investments (Note 5)	(4,684)	(137)	(200)
Impairment loss on a long-term investments (Note 8)	(2,042)	—	—
Other income (expenses), net	(559)	(216)	(155)

Total other income, net	2,796	9,434	3,895

Income before provisions for income taxes and discontinued operations	22,088	22,241	5,764

Provision for income taxes	4,293	1,907	768

Income from continuing operations	17,795	20,334	4,996

Discontinued operations
Gain (loss) from operations of discontinued operations	—	(91)	695
Gain on sales of discontinued operations	1,306	3,384	140
Provision for income taxes	(326)	—	—

Income from discontinued operations, net of taxes	980	3,293	835
Net income	18,775	23,627	5,831

Less: Net loss attributable to noncontrolling interest	(15)	—	—

Net income attributable to AsiaInfo Holdings, Inc.	$18,790	$23,627	$5,831

Earnings per share:
Net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.40	$0.47	$0.11

Diluted	$0.38	$0.45	$0.11

Net income from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.02	$0.07	$0.02

Diluted	$0.02	$0.07	$0.02

Net income attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.42	$0.54	$0.13

Diluted	$0.40	$0.52	$0.13

Weighted average shares used in computation:
Basic	44,828,915	43,644,845	43,630,365

Diluted	46,675,694	45,354,344	44,452,024

See the accompanying notes to consolidated financial statements.

ASIAINFO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	AsiaInfo Holdings, Inc. Stockholders								Total Equity
	Common Stock							Noncontrolling Interest
	Outstanding Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Statutory Reserve	Accumulated Other Comprehensive Income			Comprehensive Income (Loss)
Balance at January 1, 2006	46,144,613	$469	$215,201	$(4,027)	$(55,064)	$8,677	$2,368	$—	$167,624
Net income	—	—	—	—	5,831	—	—	—	5,831	$5,831
Statutory Reserve	—	—	—	—	(2,139)	2,139	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	2,603	—	2,603	2,603
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $1	—	—	—	—	—	—	(3)	—	(3)	(3)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $(160)	—	—	—	—	—	—	1,537	—	1,537	1,537
Transfer to income statement of other-than-temporary-impairment	—	—	—	—	—	—	200	—	200	200

Comprehensive income										$10,168

Stock option exercises	801,644	8	1,613	—	—	—	—	—	1,621
Restricted share units vesting	129,777	1	(1)	—	—	—	—	—	—
Share-based compensation (stock options)	—	—	19	—	—	—	—	—	19
Share-based compensation (restricted share units)	—	—	482	—	—	—	—	—	482
Share-based compensation (performance-based restricted share units)	—	—	302	—	—	—	—	—	302
Excess tax benefit from share-based compensation	—	—	31	—	—	—	—	—	31
Repurchase of common stock	(4,000,000)	—	—	(17,786)	—	—	—	—	(17,786)
Treasury stock retirement	—	(47)	(21,766)	21,813	—	—	—	—	—

Balance at December 31, 2006	43,076,034	$431	$195,881	—	$(51,372)	$10,816	$6,705	$—	$162,461
Cumulative effect of unrecognized tax benefit on adoption of FIN 48	—	—	—	—	(213)	—	—	—	(213)
Net income	—	—	—	—	23,627	—	—	—	23,627	$23,627
Statutory Reserve	—	—	—	—	(3,058)	3,058	—	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	6,985	—	6,985	6,985
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $94	—	—	—	—	—	—	(801)	—	(801)	(801)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $(2,697)	—	—	—	—	—	—	5,544	—	5,544	5,544
Transfer to income statement of other-than-temporary-impairment	—	—	—	—	—	—	137	—	137	137

Comprehensive income										$35,492

Stock option exercises	2,121,570	21	9,060	—	—	—	—	—	9,081
Restricted share units vesting	125,438	1	(1)	—	—	—	—	—	—
Performance-based restricted share units vesting	351,930	3	(3)	—	—	—	—	—	—
Share-based compensation (stock options)	—	—	426	—	—	—	—	—	426
Share-based compensation (restricted share units)	—	—	19	—	—	—	—	—	19
Share-based compensation (performance-based restricted share units)	—	—	3,516	—	—	—	—	—	3,516
Excess tax benefit from share-based compensation	—	—	2,591	—	—	—	—	—	2,591
Repurchase of common stock	(244,300)	—	—	(1,953)	—	—	—	—	(1,953)
Retirement of escrow shares returned (Note 25)	(648,769)	(6)	(3,624)	—	(2)	—	—	—	(3,632)

Balance at December 31, 2007	44,781,903	$450	$207,865	$(1,953)	$(31,018)	$13,874	$18,570	$—	$207,788
Noncontrolling interest	—	—	—	—	—	—	—	73	73
Net income	—	—	—	—	18,790	—	—	(15)	18,775	$18,775
Statutory Reserve	—	—	—	—	(3,338)	3,338	—	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	6,486	—	6,486	6,486
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $1,220	—	—	—	—	—	—	(3,646)	—	(3,646)	(3,646)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $1,377	—	—	—	—	—	—	(8,001)	—	(8,001)	(8,001)
Transfer to income statement of other-than-temporary-impairment	—	—	—	—	—	—	4,684	—	4,684	4,684

Comprehensive income										$18,298

Stock option exercises	585,951	6	3,947	—	—	—	—	—	3,953
Restricted share units vesting	122,137	1	(1)	—	—	—	—	—	—
Performance-based restricted share units vesting	731,879	7	(7)	—	—	—	—	—	—
Share-based compensation (stock options)	—	—	13	—	—	—	—	—	13
Share-based compensation (restricted share units)	—	—	600	—	—	—	—	—	600
Share-based compensation (performance-based restricted share units)	—	—	2,949	—	—	—	—	—	2,949
Excess tax benefit from share-based compensation	—	—	582	—	—	—	—	—	582
Repurchase of common stock	(2,755,700)	—	—	(25,796)	—	—	—	—	(25,796)
Balance at December 31, 2008 (as adjusted)	43,466,170	$464	$215,948	$(27,749)	$(15,566)	$17,212	$18,093	$58	$208,460

See the accompanying notes to consolidated financial statements.

ASIAINFO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2008 (As adjusted)	2007 (As adjusted)	2006 (As adjusted)
Cash flows from operating activities:
Net income	$18,775	$23,627	$5,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,401	915	1,259
Stock-based compensation expense	3,562	3,961	803
Amortization of other acquired intangible assets	1,589	1,785	1,506
Impairment loss on cost method investments	2,042	—	—
Gain on disposal of property and equipment	80	(4)	77
Impairment loss on short-term investments	4,684	137	200
Gain from sale of trading securities	(62)	(380)	—
Gain from sale of available for sales securities	(4,804)	(515)	(4)
Gain on settlement of escrow	—	(2,734)	—
Provision (reversal of provision) for bad debts	452	(642)	(654)
Gain on sale of discontinued operations	(1,306)	(3,384)	(140)
Proceeds from sales of trading securities	163	783	—
Purchases of trading securities	(101)	(403)	—
Excess tax benefit from share-based compensation	(582)	(1,179)	(31)
Changes in operating assets and liabilities:
Accounts receivable	(7,230)	(8,027)	8,006
Inventories	(4,299)	(1,505)	(1,307)
Other receivables	612	586	(528)
Deferred income taxes	(624)	(307)	(321)
Prepaid expenses and other current assets	1,420	(951)	77
Accounts payable	(9,259)	2,947	8,354
Accrued expenses	1,564	897	259
Deferred revenue	15,321	5,873	4,680
Accrued employee benefits	6,846	2,278	6,527
Other payables	480	847	(167)
Other taxes payable	2,093	977	848
Income taxes payable	(1,767)	1,145	483

Net cash provided by operating activities	31,050	26,727	35,758

Cash flows from investing activities:
Decrease (increase) in restricted cash	3,516	(3,003)	724
Purchases of available for sale securities	(7,455)	(27,230)	(14,088)
Proceeds from sales of available for sale securities	18,853	37,113	13,538
Purchases of held to maturity securities	—	(1,537)	—
Proceeds from sales of held to maturity securities	1,541	—	—
Purchases of property and equipment	(1,812)	(1,152)	(687)
Proceeds from disposal of property and equipment	8	11	32
Purchase of businesses, net of cash acquired	(2,186)	(1,816)	(8,341)
Long term equity investment	(4,661)	—	—
Proceeds from disposal of discontinued operations	1,306	3,153	161

Net cash provided by (used in) investing activities	9,110	5,539	(8,661)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,953	9,082	1,507
Repurchases of common stock	(25,796)	(1,953)	(17,786)
Excess tax benefit from share-based compensation	582	1,179	31
Funds received from noncontrolling interest	73	—	—
Net cash (used in) provided by financing activities	(21,188)	8,308	(16,248)

Effect of exchange rate changes	4,313	3,685	1,550

Net increase in cash and cash equivalents	23,285	44,259	12,399

Cash and cash equivalents at beginning of year	148,834	104,575	92,176

Cash and cash equivalents at end of year	$172,119	$148,834	$104,575

Supplemental cash flow information:
Cash paid during the year:
Income taxes	$5,989	$975	$704

Supplemental disclosure of non-cash investing activities:

On January 24, 2007, the Company entered into a Settlement and Release Agreement with Lenovo Group Limited (“Lenovo”) to resolve certain matters arising out of the Acquisition Agreement dated July 27, 2004 and an Escrow Agreement dated October 19, 2004 between the Company and Lenovo. Under the Settlement and Release Agreement, 648,769 shares of the Company’s common stock, valued at $3,632, which had been held in escrow since the closing of the acquisition, were returned to the Company. Part of this amount off-sets the related claims of $898 against Lenovo, and the remaining $2,734 gain on settlement of escrow was recorded as gain on settlement of escrow.

See the accompanying notes to consolidated financial statements.

ASIAINFO HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2008, 2007 and 2006

(In thousands, except share and per share amounts)

1. Organization and Principal Activities

AsiaInfo Holdings, Inc. (“AsiaInfo”) is incorporated in the State of Delaware, in the United States (the “US”). AsiaInfo principally operates through the following directly owned subsidiaries, or their respective subsidiaries and variable interest entities (“VIEs”): AsiaInfo Technologies (China), Inc. (“AsiaInfo Technologies”) (100% owned), incorporated in the People’s Republic of China (“PRC”), Lenovo-AsiaInfo Technologies, Inc. (“Lenovo-AsiaInfo”) (100% owned), incorporated in the PRC, and Bonson Information Technology Limited, (“Bonson”) (100% owned), incorporated in the British Virgin Islands. AsiaInfo Holdings, Inc., its subsidiaries, and its VIEs are collectively referred to collectively as the “Company.”

The Company is a leading provider of high-quality software and IT service in China. The main customers of the Company are the major telecommunications carriers in China and their provincial subsidiaries. In addition to providing software and customer solutions to China’s telecommunications carriers, the Company also offers a wide range of security products and services to small and medium sized Chinese enterprises across multiple vertical industries. Since the acquisition of the non-telecommunications IT services business of Lenovo in October 2004, the Company has been organized into two business units: AsiaInfo Technologies and Lenovo-AsiaInfo. The software and customer solutions of AsiaInfo Technologies enable its customers to build, maintain, operate, manage and continuously improve their communications infrastructure. Lenovo-AsiaInfo is principally engaged in non-telecommunications related IT services, particularly IT security products and services. The security products of Lenovo-AsiaInfo establish and deliver IT security services to customers in China.

PRC regulations prohibit direct foreign ownership of business entities providing value-added telecommunications services and IT security business services in the PRC where certain licenses are required for the provision of such services. To comply with PRC laws and regulations, AsiaInfo engages in such businesses through its VIEs, Lenovo Security Technologies (Beijing) Inc., Lenovo Computer System and Technology Service Limited and Beijing Star VATS Technologies, Inc.

Each of the VIEs was established or acquired by the respective equity owners on behalf, and for the exclusive benefit, of AsiaInfo Technologies or Lenovo-AsiaInfo. AsiaInfo Technologies or Lenovo-AsiaInfo funded the capital requirements of each VIE through the extension of interest-free loans to the equity owners. The amount of borrowings under the VIE loan agreements for the establishment of Lenovo Security Technologies (Beijing), Inc. and Beijing Star VATS Technologies, Inc. were $2,903 (RMB24,000) and $5,099 (RMB40,000), respectively.

AsiaInfo Technologies or Lenovo-AsiaInfo entered into exclusive business cooperation agreements with each of the VIEs, where AsiaInfo Technologies or Lenovo-AsiaInfo provides complete business support services and consulting services to the VIEs in exchange for a fee that constitutes substantially all of the VIEs revenues. AsiaInfo Technologies or Lenovo-AsiaInfo also entered into a series of agreements with equity owners, including equity pledge arrangements and equity interest transfer agreements, which assigned all of the equity owners’ rights and obligations to AsiaInfo Technologies or Lenovo-AsiaInfo, including the right to declare dividends, resulting in the equity owners lacking the ability to make decisions that have a significant effect on the VIEs’ operations and AsiaInfo Technologies or Lenovo-AsiaInfo’s ability to extract the profits from the operation of the VIEs, and assume the VIEs’ residual benefits. Because AsiaInfo Technologies or Lenovo-AsiaInfo absorbs the majority of the economic rewards of the VIEs through dividends and nominal equity holders do not absorb the expected losses because they provided no equity investment with funds borrowed from AsiaInfo Technologies or Lenovo-AsiaInfo, it is the primary beneficiary of these VIEs. Consistent with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised), Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51 (“FIN 46R”), AsiaInfo consolidated its VIEs from their inception.

The following financial statement amounts and balances of AsiaInfo’s VIEs were included in the accompanying consolidated financial statements as of and for the years ended December 31:

		Years Ended December 31,
		2008	2007
Total assets		$17,125	$10,787
Total liabilities		14,202	9,150

	Years Ended December 31,
	2008	2007	2006
Net revenue	$25,312	$16,583	$15,247
Net (loss) income	1,242	609	(3,361)

2. Summary of Significant Accounting Policies

Basis of presentation—The consolidated financial statements of the Company, are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of consolidation—The consolidated financial statements include the financial statements of AsiaInfo, its subsidiaries and its VIEs. All inter-company transactions and balances are eliminated in consolidation.

Cash and cash equivalents—Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investments, which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. As of December 31, 2008 and 2007, the Company had foreign bank balances located in the PRC of $152,124 and $98,850, or 71% and 66% of the Company’s total cash and cash equivalents, respectively.

Restricted cash—The Company’s restricted cash is related to deposits required by banks for short-term credit facilities, issuing standby letters of credit, bank acceptance drafts and related to escrow account. The balance of restricted cash was $12,510 and $16,026 as of December 31, 2008 and 2007, respectively.

Fair value—The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

SFAS 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

SFAS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS 157 establishes three levels of inputs that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Short-term investments—Short-term investments are comprised of marketable debt and equity securities, which are classified as held-to-maturity, trading, or available-for-sale. Short-term investments are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. All of the Company’s held-to-maturity securities are classified as short-term investments on the consolidated balance sheets based on their contractual maturity dates which are less than one year and are stated at their amortized costs. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. The Company purchased and sold trading securities during 2008 but there were no outstanding balances at December 31, 2008 and 2007. Short-term investments classified as available for sale are carried at their fair values and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income. Available for sale securities are classified as current assets on the accompanying consolidated balance sheets because they are available for immediate sale.

The Company reviews its short-term investments for other-than-temporary impairment in accordance with FASB Staff Position SFAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” and SEC Staff Accounting Bulletin Topic 5M, “The Meaning of Other-Than-Temporary Impairment of Certain Investments in Debt and Equity Securities,” based on the specific identification method. The Company considers available quantitative and qualitative evidence in evaluating potential impairment of its short-term investments. If the cost of an investment exceeds the investment’s fair value, the Company considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than the cost, and the Company’s intent and ability to hold the investment.

Accounts receivable and allowance for doubtful accounts—Accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses. Management considers the following factors when determining the collectability of specific accounts: credibility of the clients, aging of the receivables and other specific circumstances related to the accounts. Allowance for doubtful accounts is made based on aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible.

Allowance for sales returns—On a monthly basis, the Company records an allowance for sales returns based on estimated returns associated with Lenovo-AsiaInfo’s security products sold to distribution channels. Since the Company has been able to reliably estimate sales returns based on historical return rates, which are evaluated quarterly, the Company recognizes information security product revenue, net of estimated sales return allowances, upon shipment to the distributors.

Product Warranty—The Company’s product warranty accrual reflected management’s best estimate of probable liability under its product warranties. Management determines the warranty accrual based on historical experience and other currently available evidence. Product warranty accrual was recorded as a component of accrued expense in the accompanying consolidated balance sheets.

Inventories—Inventories are stated at the lower of cost or market. The cost of inventories under the AsiaInfo Technologies segment is determined principally by the specific identification method. The cost of inventories under the Lenovo-AsiaInfo segment is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Additional write-downs to market value are made using specific identification method.

Property and equipment, net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives as follows:

Furniture, fixtures and electronic equipment	5 years
Motor vehicles	5 years
Leasehold improvements	Shorter of the lease term or 5 years
Software	3 years

Impairment of long-lived assets—The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. An impairment loss, measured based on the fair value of the asset, is recognized if expected future undiscounted cash flows are less than the carrying amount of the assets.

Long-term investment—The Company accounts for its investment in Shanghai Hinge Software Co., Ltd (“Hinge”) and C-Platform Corporation (“C-Platform”) using the cost method of accounting as the Company does not have significant influence over Hinge and C-Platform’s business and operations. The Company carries the investment at cost and recognizes as income any dividends received from a distribution of investee’s earnings. The Company reviews the investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

Goodwill—The excess of the purchase price over the fair value of net assets acquired is recorded on the consolidated balance sheet as goodwill. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Company performs its annual goodwill impairment test on October 1 of each fiscal year for all reporting units. Goodwill is tested following a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. The Company recognized no impairment loss on goodwill in 2008, 2007 and 2006.

Other acquired intangible assets, net—Other acquired intangible assets with definite lives are amortized on a straight-line basis over their expected useful economic lives The Company does not have intangible assets with indefinite useful lives.

The estimate useful lives of the acquired intangible assets are as follows:

Core technologies	5 years
Trade names	2 to 6 years
Contract backlogs	0.5 to 2 years
Customer lists	5 years
Customer relationships	2 to 6 years
Distribution network	3 to 4 years
Software	1 to 6 years
Non-compete agreements	2 to 10 years

Accrued employee benefits—Accrued employee benefits are mainly comprised of payroll, year end bonus and staff welfare.

Revenue recognition—The Company’s revenue is derived from three primary sources: (i) the procurement of hardware on behalf of customers; (ii) software licenses and related services, including assistance in implementation, customization and integration, post-contract customer support (“PCS”), training and consulting; and (iii) professional services for systems design, planning, consulting, and system integration.

Revenues from customer orders requiring significant production, modifications, or customization of the software are recognized over the service period based on the percentage of completion method as prescribed by SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Product-Type Contracts” (“SOP 81-1”). Software arrangements with significant production, modifications, or customization are sold with bundled PCS services. Because PCS services have never been sold separately in this type of arrangements, they do not have stand-alone fair value or vendor specific objective evidence of fair value. The percentage of completion method of revenue recognition is therefore applied to the period from the start of the significant production, modifications, or customization through the last element delivered which is typically the end of the bundled PCS services period. Revisions in estimated contract costs are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated losses on uncompleted contracts.

For software contracts that do not involve significant implementation or customization, license fees are recorded when there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is probable, and the related products or services are delivered as prescribed by SOP No. 97-2, “Software Revenue Recognition” (“SOP 97-2”).

The Lenovo-AsiaInfo information security products are accounted for under SOP 97-2 because the related software is considered to be more than incidental and is essential to the functionality of the related equipment. The Lenovo-AsiaInfo information security products are sold bundled with PCS services over a term of one, two or three years. The Company recognizes total arrangement fee for the information security products as revenue upon delivery assuming all other revenue recognition criteria are met regardless of whether the PCS terms are one, two or three years because (a) PCS services primarily includes telephone and online support, (b) PCS services are substantially provided within the first year of the arrangement term, (c) the costs of providing PCS services have historically been insignificant and are expected to be insignificant in the future, and (d) PCS services do not include upgrades or enhancements. PCS services provided beyond the first year of the service term have historically been negligible. The Company accrues the estimated costs of providing PCS services upon delivery of the Lenovo-AsiaInfo information security software products.

Consulting and other professional services are recognized when the services are performed. Sales of third party hardware, if not bundled with other arrangements, are recognized when shipped if all other revenue recognition criteria are met. Costs associated with revenues are recognized when incurred.

The Company reports revenue net of sales returns and business taxes. Business taxes included in revenue during 2008, 2007, and 2006 totaled $4,761, $2,474, and $2,017, respectively. Software revenue includes value added tax rebates received from the Chinese tax authorities on the sales of software and software-related services. Such rebates are granted to the Company as part of the PRC government’s policy to encourage software development in the PRC, and are recorded as a component of revenue when the relevant compliance requirements are met, there are no further obligations, and are not subject to future returns or reimbursements. Total rebates recorded were $7,405, $5,899 and $4,425 in 2008, 2007 and 2006, respectively.

Revenue recognized in excess of billings is recorded as unbilled receivables and is included in trade accounts receivable. Amounts billed but not yet collected are recorded as billed receivables and are included in trade accounts receivable. All billed and unbilled amounts are expected to be collected within one year. Billings for installation and customization services are rendered based on agreed upon milestones specified in customer contracts. Billings in excess of revenues recognized are recorded as deferred revenue.

Business taxes—AsiaInfo’s PRC subsidiaries and VIEs are subject to business taxes at the rate of 3% or 5% on certain types of services and the related revenues are presented net of business taxes incurred. The total amounts of business taxes charged against total revenues during 2008, 2007, and 2006 were $4,761, $2,474 and $2,017, respectively.

Value added tax—The Company’s PRC subsidiaries are subject to value added tax at a rate of 17% on revenues from procurement of hardware on behalf of customers, and revenues from software licenses and from software-related services (collectively referred to as “software sales”). Value added tax payable on revenues is computed net of value added tax paid on purchases. In respect of revenues on software sales, however, if the net amount of value added tax payable exceeds 3% of software sales, the excess portion of value added tax can be refunded immediately. The Company therefore is subject to an effective net value added tax burden of 3% from software sales. This government policy is effective until 2010. The net amount of value added tax is recorded either in the line item of other tax payable or prepaid expenses and other current assets on the face of consolidated balance sheet.

Software development costs—Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

Research and development—Research and development costs are expensed as incurred.

Other income (expenses), net—Other income (expenses) are mainly comprised of exchange gain (loss) and other miscellaneous income.

Foreign currency translation—AsiaInfo uses the United States dollar as its reporting currency and functional currency. The financial records of AsiaInfo’s PRC subsidiaries and VIEs are maintained in RMB, their functional currency and the currency of the PRC.

Assets and liabilities are translated from each subsidiary and VIE’s functional currency to the reporting currency at the exchange rate on the balance sheet date. Equity amounts are translated at historical exchange rates, and revenues, expenses, gains, and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the consolidated statements of changes in equity and comprehensive income (loss).

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the consolidated statements of operations.

The Renminbi is not freely convertible into United States dollars or other currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign currencies. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined mainly by supply and demand.

Income taxes—Deferred income taxes are provided using the asset and liability method. Under this method, deferred income taxes are recognized for tax credits and net operating losses available for carry-forwards and significant temporary differences. Deferred tax assets and liabilities are classified as current or non-current based upon the classification of the related asset or liability in the financial statements or the expected timing of their reversal if they do not relate to a specific asset or liability. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws and regulations applicable to the Company as enacted by the relevant tax authorities.

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (“FIN 48”). Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The total amount of our unrecognized tax benefits as of the date of adopting FIN 48 was $685. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Use of estimates—The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include: revenue recognition; valuation allowance for deferred tax assets and adequacy of unrecognized tax benefits; collectability of accounts receivable and other receivables; inventory allowance; estimated useful lives and impairment of property and equipment and intangible assets; impairment of goodwill; valuation and impairment of short-term investments; impairment of long-term investments; adequacy of product warranty accrual; adequacy of allowance for sales return; fair value of stock options; and fair value of escrow shares (see Note 25).

Concentration of credit risk—The Company holds its cash and cash equivalents, restricted cash, and short-term investments in highly rated financial instruments and with highly rated financial institutions. In addition, the Company’s investment policy limits its exposure to concentrations of credit risk. The Company sells its products and services to various customers in the telecommunication industry in China as well as numerous small and medium-sized enterprise and government agencies in China. The Company generally requires no collateral against accounts receivable. To reduce credit risk, the Company performs credit evaluations of its customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from its customers’ inability to make required payments. Information relating to the Company’s significant customers is summarized in Note 20.

Stock-based compensation—The Company adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense recognized beginning January 1, 2006 includes: (a) compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006 based on the fair market value as of the grant date, measured in accordance with SFAS 123, and (b) compensation expense for all stock-based compensation awards granted on or subsequent to January 1, 2006, based on grant-date fair vale estimated in accordance with the provisions of SFAS 123(R). The Company recognizes the compensation costs net of a forfeiture rate and recognizes the compensation costs for those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the vesting period of the award. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

Net income (loss) per share (“EPS”)—Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, forward contract, warrants to purchase common stock, contingently issuable shares, common stock options and warrants and their equivalents using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in periods of losses from continuing operations, as their effect would be antidilutive.

Comprehensive income (loss)—Comprehensive income (loss) includes net income (loss), unrealized gain (loss) on short-term investments, and foreign currency translation adjustments. Comprehensive income (loss) for the years presented has been disclosed within the consolidated statements of changes in equity and comprehensive income (loss).

Financial instruments—Financial instruments consist of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other receivables, other payables, income taxes payable, other taxes payable and long-term investments.

Short-term investments are classified as available-for-sale or trading, as discussed in Note 5. Certain long-term investments have been written down to their fair value, as of December 31, 2008, as discussed in Note 8. Other long-term investments are carried at cost because the fair value of the investments is not readily determinable.

The carrying values of other financial instruments approximate their fair values due to the short-term nature of these instruments. The Company does not use derivative instruments to manage risks.

Recent accounting pronouncements—In September 2006, FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS 157”). Effective January 1, 2008, the Company adopted the measurement and disclosure other than those requirements related to nonfinancial assets and liabilities in accordance with guidance from FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of fiscal year 2009. The Company does not expect the adoption of SFAS 157 for nonfinancial assets and liabilities will have a significant effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141, Business Combinations: (Revised 2007) (“SFAS 141R”). SFAS 141R is relevant to all transactions or events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer to recognize any assets and noncontrolling interest acquired and liabilities assumed to be measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of the consideration may be resolved beyond a reasonable doubt. This revised approach replaces SFAS 141’s cost allocation process in which the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their respective fair value. SFAS 141R requires any acquisition-related costs and restructuring costs to be expensed as incurred as opposed to allocating such costs to the assets acquired and liabilities assumed as previously required by SFAS 141. Under SFAS 141R, an acquirer recognizes liabilities for a restructuring plan in purchase accounting only if the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS 141R allows for the recognition of pre-acquisition contingencies at fair value only if these contingencies are likely to materialize. If this criterion is not met at the acquisition date, then the acquirer accounts for the non-contractual contingency in accordance with recognition criteria set forth under SFAS 5, Accounting for Contingencies, in which case no amount should be recognized in purchase accounting. SFAS 141R is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Company is in the process of assessing the potential impact the adoption of SFAS 141R may have on its consolidated financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position FAS 142-3: Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. The Company is in the process of assessing the potential impact the adoption of FSP 142-3 may have on its consolidated financial position or results of operations.

In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1: Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. Earlier application of the provisions of this FSP is permitted. The Company is in the process of assessing the potential impact the adoption of FSP 132-1 may have on its consolidated financial position or results of operations.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP gives guidance on the computation of earnings per share and the impact of share-based instruments that contain certain nonforfeitable rights to dividends or dividend equivalents. The FSP is effective for fiscal years beginning after December 31, 2008 and early application is prohibited. The Company is in the process of assessing the potential impact the adoption of FSP 03-6-1 may have on its consolidated financial position or results of operations.

At a November 24, 2008 meeting, the FASB ratified the consensus reached by the Task Force in Issue No. 08-6: Equity Method Investment Accounting Considerations (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of Statements 141(R) and 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for transactions occurring in fiscal years and interim periods beginning on or after December 15, 2008. Early adoption is not permitted. The Company is in the process of assessing the potential impact the adoption of EITF 08-6 may have on its consolidated financial position or results of operations.

3. Acquisitions

(a) In April 2008, the Company acquired a business known as Beijing AKS, which provides firewall software, for a total consideration of $961. The Company believes the acquisition did not have a significant impact on the financial position and operating results of the Company.

The transaction was recorded using the purchase method of accounting and, accordingly, the acquired assets were recorded at their estimated fair values on the acquisition date. The Company allocated the purchase price of $961 to the assets acquired, based on their estimated fair values as follows:

		Weighted average useful lives
Customer Relationship	$74	2.8 years
Software	79	5 years
Non-Compete Agreement	250	10 years
Goodwill	558

Total	$961

The fair values of the intangible assets were determined using the “cost,” “income approach-excess earnings” and “with & without” valuation methods. In performing the purchase price allocation, the Company considered, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business in China. The results of operations of the acquired business have been included with those of the Company subsequent to April 9, 2008, the acquisition date. The acquired goodwill is deductible for tax purposes.

(b) On October 15, 2007, the Company acquired a business known as Shenzhen Modern (“Shenzhen Modern”), for a total cash consideration of $2,194, including $60 in transaction costs, of which $1,050 and $1,144 were paid during 2007 and 2008 respectively. According to the terms of the agreement, the Company agreed to purchase Shenzhen Modern in exchange for a cash payment to be determined based on the fees from certain customer contracts being transferred to the Company as part of the acquisition. The primary reason for this acquisition was that the transaction furthers the Company’s on-going strategy of expanding its market-leading telecommunications software solutions business in China.

The transaction was recorded using the purchase method of accounting and, accordingly, the acquired assets were recorded at their estimated fair values on the acquisition date. The Company allocated the purchase price of $2,194 to the assets acquired, based on their estimated fair values as follows:

		Weighted average useful lives
Contract Backlog	$166	0.5 year
Customer Relationship	460	5.3 years
Software	127	1 year
Non-Compete Agreement	56	5 years
Goodwill	1,385

Total	$2,194

The fair values of the intangible assets were determined using the “cost,” “income approach-excess earnings” and “with & without” valuation methods. In performing the purchase price allocation, the Company considered, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business in China. The results of operations of the acquired business have been included with those of the Company subsequent to October 15, 2007, the acquisition date. The acquired goodwill is deductible for tax purposes.

(c) In May 2006, the Company acquired Shanghai Emice Information Technology Company Limited’s business of call centers, customer relationship management and business support systems servicing, for a total cash consideration of $4,179, including $51 in transaction costs, of which $3,763 was paid as of December 31, 2006, with the remaining balance of $416 paid in 2007. The primary reason for this acquisition was to provide Shanghai Mobile with a complete software solution and to further the Company’s strategy of expanding its high-margin telecommunications software solutions business.

The transaction was recorded using the purchase method of accounting and, accordingly, the acquired assets were recorded at their estimated fair values on the acquisition date. The Company allocated the purchase price of $4,179 to the assets acquired, based on their estimated fair values as follows:

		Weighted average useful lives
Software	$320	1 year
Contract Backlog	5	0.6 year
Customer Relationship	1,470	5 years
Non-Compete Agreement	24	2 years
Goodwill	2,360

Total	$4,179

The fair value of the intangible assets were determined using the “cost,” “income approach-excess earnings” and “with & without” valuation method. In performing the purchase price allocation, the Company considered, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business in China. The results of operations of the acquired business have been included with those of the Company subsequent to the acquisition date, May 26, 2006. The acquired goodwill is deductible for tax purposes.

(d) In May 2006, the Company acquired Shanghai Changjiang Technology Development Co. Ltd’s telecommunications operation support business group, for a total cash consideration of $610, including $47 in transaction costs, of which $324 had been paid as of December 31, 2006, with the remaining balance of $286 paid in 2007. The primary reason for this acquisition was to enhance the Company’s leading telecommunications software solutions offering, and to further its strategic focus on its core business.

The transaction was recorded using the purchase method of accounting and, accordingly, the acquired assets were recorded at their estimated fair values on the acquisition date. The Company allocated the purchase price of $610 to the assets acquired, based on their estimated fair values as follows:

		Weighted average useful lives
Software	$205	5 years
Customer Relationship	34	5 years
Non-Compete Agreement	3	5 years
Goodwill	368

Total	$610

The fair values of the intangible assets were determined using the “cost,” “income approach-excess earnings” and “with & without” valuation methods. In performing the purchase price allocation, the Company considered, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business in China. The results of operations of the acquired business have been included with those of the Company subsequent to the acquisition date. The acquired goodwill is deductible for tax purposes.

(e) In July 2006, the Company acquired certain assets and businesses from Beijing GCTech Company Limited (“GCTech”), for a total cash consideration of $3,596, including $56 in transaction costs. The consideration of $3,596 had been paid off as of December 31, 2007. GCTech was also entitled to an additional earn-out payment, contingent on future performance, within two years after the closing date. No additional payment was made subsequent to 2007 as the condition for contingent consideration was not met. The Company believes that the acquisition furthers its strategy of expanding its high-margin telecommunications software solutions business.

The transaction was recorded using the purchase method of accounting, and accordingly, the acquired assets were recorded at their estimated fair values on the acquisition date. The Company allocated the purchase price of $3,596 to the assets acquired, based on estimated fair values as follows:

		Weighted average useful lives
Software—BSS/OSS	$497	5.5 years
Software—Fee Collection	100	4.5 years
Software—VAS	314	4.5 years
Software—Others	20	1.5 years
Contract Backlog	700	1 year
Customer Relationship	544	5.0 years
Non-Compete Agreement	97	4.5 years
Goodwill	1,324

Total	$3,596

Goodwill will be adjusted if the initial purchase price is increased upon resolution of the contingent consideration above. The fair values of the intangible assets were determined using the “cost,” “income approach-excess earnings” and “with & without” valuation methods. In performing the purchase price allocation, the Company considered, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business in China. The results of operations of the acquired business were included with those of the Company subsequent to the acquisition date. The acquired goodwill is deductible for tax purposes.

4. Discontinued Operations

(a) On January 2007, the Company sold certain assets and liabilities constituting its financial services IT solutions business (“FIS”), which has been grouped under the Company’s Lenovo-AsiaInfo reportable segment, to Fidelity Information Systems (“Fidelity”), a major U.S.-based provider of IT services and information products to financial institutions, for a maximum cash consideration valued at $3,581 (RMB25,430) which was structured as follows: (1) $1,653 (RMB11,740) was received from Fidelity upon closing; (2) $413 (RMB2,934) escrow amount was transferred to an escrow agent by Fidelity upon closing; (3) $1,515 (RMB10,756) was to be paid subject to adjustment based upon an earn-out calculation and certain other contingencies.

On March 18, 2008, the Company received the $1,515 contingent payment from Fidelity and recognized the amount as gain on sales of discontinued operations. Costs related to the contingent payments, amounting to $209 (RMB1,483), were accrued accordingly.

(b) In October 2005, the Company sold the assets and liabilities of its enterprise information system (“EIS”) business unit to Hinge, a privately-held company, in exchange for five percent of the outstanding equity interests of Hinge, valued at $1,729. The consideration received has been recorded by the Company as a long-term investment using the cost method as the Company does not have significant influence over the business and operations of Hinge.

(c) Also in October 2005, the Company sold all of its interest in Han Consulting (China) Ltd. (“Han”), to Han’s management team for cash consideration of approximately $3,090 (RMB25,000). The Company also released Han from the obligation of $6,080 in loans payable to the Company and injected transitional working capital of $1,020 into Han. The cash consideration to be received from Han was to be paid from Han’s net profit over five years through 2010, secured by a share pledge of 43% of Han’s equity. The Company has no involvement in Han’s operations after the disposal date. The Company’s management believed that there was significant uncertainty regarding the collection of the proceeds from this sale given the negotiated terms of the agreement and Han’s cumulative operating losses. Accordingly, recognition of the sales proceeds of $3,090 was not recorded on the sale date. In June 2007, the Company and Han’s management entered into a supplementary agreement to reduce the cash consideration of RMB25, 000 (an equivalent of $3,090) to RMB12,500 (an equivalent of $1,711), which was received by the Company in December 2007. An outstanding payable balance to Han of $137 was also waived according to the agreement. The total amount of $1,848 was recognized as gain in the consolidated statement of operations in year 2007.

(d) In November 2005, the Company transferred its Government and Public Services information technology business (“GPS”) to Pansky Technology Group for no consideration.

All of the above divestitures were made based on the Company’s strategy to focus on core telecommunications software solutions, as well as the security products and services businesses that were reported in the Lenovo-AsiaInfo reportable segment. The accompanying consolidated statements of operations reflect the above business components as discontinued operations. Results of the discontinued operations for each of the disposed components are summarized as follows:

	FIS			EIS			HAN			GPS			Total
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Revenue of discontinued operations	$—	$167	$3,617	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$167	$3,617

Income (loss) from operations of discontinued operations	—	(91)	695	—	—	—	—	—	—	—	—	—	—	(91)	695
(Loss) gain on sales of discontinued operations	1,306	1,536	—	—	—	(2)	—	1,848	131	—	—	11	1,306	3,384	140

Provisions for income taxes	326	—	—	—	—	—	—	—	—	—	—	—	326	—	—

Gain (loss) on discontinued operations	$980	$1,445	$695	$—	$—	$(2)	$—	$1,848	$131	$—	$—	$11	$980	$3,293	$835

5. Short-term investments

Short-term investments are classified as trading, available-for-sale or held-to-maturity securities. Trading securities consist of newly listed corporate stocks. All the trading securities were sold on their first trading day. Available-for-sale securities consisted principally of corporate stocks, bond funds, balanced funds and stock funds issued by major financial institutions. Held-to-maturity securities consisted of corporate bonds. As of December 31, 2008 and 2007, all short-term investments in debt securities had maturities of less than one year. The carrying value of investment securities sold is determined using the specific identification method.

The following table provides additional information concerning the Company’s available-for sale securities:

	December 31, 2008				December 31, 2007
	Cost (1)	Gross unrealized gains	Gross unrealized (losses)	Fair value	Cost (1)	Gross unrealized gains	Gross unrealized (losses)	Fair value
Bond funds	$16,785	$984	$—	$17,769	$20,964	$1,109	$—	$22,073
Balanced funds	—	—	—	—	3,562	5,199	—	8,761
Stock funds	10,808	8	—	10,816	11,687	5,471	—	17,158
Corporate stocks	48	—	—	48	202	—	—	202

Total	$27,641	$992	$—	$28,633	$36,415	$11,779	$—	$48,194

(1) Cost is net of $4,684 and $137 impairment loss for the years ended December 31, 2008 and 2007 respectively, which represent the decline in fair value of the available-for-sale securities, which the Company determined was other-than-temporary, due to the continuing challenging global financial markets, poor performance of the global equity markets, as well as the duration and the extent to which the fair value of the investment has continued to be less than the cost.

As of December 31, 2008, no held-to-maturity securities or trading securities were held. As of December 31, 2007, held-to-maturity securities consisted of corporate bonds that have amortized costs totaling $1,541 and fair value of $1,540 and no trading securities were held.

Where applicable, the Company uses quoted prices in active markets for identical assets or liabilities to determine the fair value of trading and available-for-sale securities, which are included in the Company’s Level 1 investments. If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, then the Company uses quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable either directly or indirectly, which are included in Level 2 investments. The Company did not have Level 2 investments as of December 31, 2008. The Company’s Level 3 assets within investments other than derivatives primarily include investments in certain mutual funds without quoted prices as of the date of reporting. The Company values the Level 3 funds using the quoted market price as of the most recent priced day prior to the date of reporting because the 10 days gap between the pricing date and the date of reporting in such a short time period that the fair value of the investment is not materially changed.

The available-for-sale securities measured and recorded at fair value on a recurring basis as of December 31, 2008 were as follows:

	Fair Value Measurements at the Reporting Date Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Bond funds	$17,769	$—	$—	$17,769
Stock funds	4,999	—	5,817	10,816
Corporate stocks	48	—	—	48
Total	$22,816	$—	$5,817	$28,633

The following table presents the changes in Level 3 stock funds measured on a recurring basis for the year ended December 31, 2008.

Year Ended December 31,
2008
Beginning balance	$—
Purchases	5,853
Unrealized gain	8
Impairment loss recognized	(44)
Ending balance	$5,817

The Company realized total gains of $4,866 (proceeds from the sale of trading securities of $163 with an aggregate cost of $101 and proceeds from the sale of available-for-sale securities of $18,853 with an aggregate historical cost of $14,049) and $895 (proceeds from the sale of trading securities of $783 with an aggregate cost of $403 and proceeds from the sale of available-for-sale securities of $37,113 with an aggregate historical cost of $36,598) during the years 2008 and 2007, respectively. The Company realized total gains of $4 (proceeds from the sale of available-for-sale securities of $6,791 with an aggregate historical cost of $6,787) during the year 2006.

6. Accounts Receivable

Accounts receivable balances included both billed and unbilled amounts. Revenue recognized in excess of billings is recorded as unbilled receivables. All billed and unbilled amounts are expected to be collected within one year. Accounts receivable balances included bank acceptance drafts receivable and commercial acceptance drafts receivable. These bank acceptance drafts and commercial acceptance drafts were non-interest bearing and were due within six months of issuance.

The components of accounts receivable as of December 31, 2008 and 2007 were as follows:

	Years Ended December 31,
	2008	2007
Billed accounts receivable	$23,438	$22,676
Unbilled accounts receivable	29,057	22,490
Bank acceptance drafts	38	334
Commercial acceptance drafts	2,083	2,160
Less: accounts receivable allowance	(2,605)	(2,427)

Total accounts receivable, net	$52,011	$45,233

7. Inventories

The components of inventories as of December 31, 2008 and 2007 were as follows:

	Years Ended December 31,
	2008	2007
Raw materials	$824	$948
Finished goods	11,498	7,075

Total	$12,322	$8,023

8. Long term investments

(a) In October 2005, the Company acquired five percent of the outstanding equity interests of Hinge as set out in Note 4 (b). The investment is accounted for using the cost method as the Company does not have a significant influence over the business and operations of Hinge. Due to effects of the global financial crisis in 2008, Hinge’s business dropped significantly during 2008 causing a significant decline in fair value of Hinge. The Company determined that its investment in Hinge became worthless as of December 31, 2008 and that the decline in the fair value was other-than-temporary. Consequently, the Company recognized an impairment loss of $2,042, which is equal to the carrying amount of the investment after foreign exchange adjustment from the initial investment cost.

(b) On September 12, 2008, the Company acquired 2,170,000 redeemable convertible Series B Preferred Shares of C-Platform Corporation (“C-Platform”), for a total cash consideration of $4,696, including $52 in transaction costs. The total consideration had been paid as of September 30, 2008. Following the transaction, the Company owned approximately 19.9% of C-Platform’s issued and outstanding share capital, or 17% of C-Platform’s share capital on a fully-diluted basis. Since the Company does not have the ability to exercise significant influence over the operating and financial policies of C-Platform, the Company uses the cost method of accounting in accordance with APB 18 to record its investment in C-Platform.

C-Platform is a Cayman Island company, which, through its subsidiaries in China, provides data operating services, a form of value-added telecommunication services, to telecommunications operators in China. The Company believes that the transaction furthers its on-going strategy of expanding its market leading telecommunications software solutions business in China.

9. Property and Equipment, Net

	Years Ended December 31,
	2008	2007
Furniture, fixtures and electronic equipment	$9,878	$8,692
Motor vehicles	807	505
Leasehold improvements	2,235	1,679
Software	2,155	1,942

	15,075	12,818
Less: Accumulated depreciation and amortization	(12,188)	(10,474)

Property and equipment, net	$2,887	$2,344

10. Goodwill

The changes in the carrying amount of goodwill during 2008 and 2007 were as follows:

	December 31,			December 31,
	2008			2007
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
Beginning balance	$17,740	$1,967	$19,707	$16,026	$1,967	$17,993
Goodwill obtained in acquisitions of businesses	—	558	558	1,385	—	1,385
Foreign exchange difference due to translation	446	14	460	329	—	329

Ending balance	$18,186	$2,539	$20,725	$17,740	$1,967	$19,707

The Company performs its annual goodwill impairment tests on October 1 of each year. Based on the impairment tests performed, no impairment charges were recognized for years ended December 31, 2008, 2007 and 2006, respectively.

11. Other Acquired Intangible Assets, Net

	Years Ended December 31,
	2008				2007
	Gross carrying amount	Accumulated amortization	Foreign exchange difference	Net carrying amount	Gross carrying amount	Accumulated amortization	Foreign exchange difference	Net carrying amount
Core technologies	$2,331	$(2,133)	$—	$198	$2,331	$(1,943)	$—	$388
Trade names	341	(279)	—	62	341	(249)	—	92
Contract backlogs	2,451	(2,463)	12	—	2,451	(2,364)	8	95
Customer lists	131	(89)	12	54	131	(61)	8	78
Customer relationships	2,593	(1,277)	279	1,595	2,519	(695)	150	1,974
Distribution network	870	(859)	—	11	870	(657)	—	213
Software	1,758	(1,159)	153	752	1,679	(764)	89	1,004
Non-compete agreements	436	(122)	22	336	186	(59)	8	135

	$10,911	$(8,381)	$478	$3,008	$10,508	$(6,792)	$263	$3,979

The future amortization expenses for intangible assets with definite lives as of December 31, 2008 were as follows:

2009	$1,186
2010	988
2011	543
2012	144
2013	147

$3,008

As of December 31, 2008 and 2007, $630 and $690 of net acquired intangible assets, respectively, belonged to the Lenovo-AsiaInfo reportable segment, and net acquired intangible assets of $2,378 and $3,289, respectively, belonged to the AsiaInfo Technologies reportable segment.

The Company recognized no impairment loss on intangible assets with definite lives in 2008, 2007 and 2006.

12. Credit Facilities

As of December 31, 2008, the Company had total short-term credit facilities for working capital purposes totaling $34,631, expiring in December 2009. The credit facilities were secured by bank deposits of $11,336 as of December 31, 2008. Credit facilities of $5,332 were pledged as security for issuing letters of credit and accounts payable to hardware suppliers and customers. As of December 31, 2008, unused short-term credit facilities were $29,299. In addition, the Company had standby letters of credit and bank acceptance drafts as of December 31, 2008, which were collateralized by bank deposits of $1,169. Total bank deposits pledged as security for credit facilities, standby letters of credit, and bank acceptance drafts totaled $12,505 as of December 31, 2008 and were presented as restricted cash in the consolidated balance sheets. As of December 31, 2007, the Company had total short-term credit facilities totaling $41,904, which expired in March 2008 and were secured by bank deposits of $14,335.

13. Accounts payable

Accounts payable included bank acceptance drafts payable of $2,328 and $3,627 and commercial acceptances payable of $216 and $550 as of December 31, 2008 and 2007, respectively. These bank acceptance drafts and commercial acceptances were non-interest bearing and were due within six months of issuance.

14. Other Taxes Payable

	Year Ended December 31,
	2008	2007
Individual income taxes withheld	$2,139	$1,492
Business taxes payable	3,893	2,588
Others	279	138

	$6,311	$4,218

15. Income Taxes

The components of income (loss) before provisions for income taxes and discontinued operations are as follows:

	Years Ended December 31,
	2008	2007	2006
United States	$(3,078)	$(2,625)	$(634)
Foreign	25,166	24,866	6,398

	$22,088	$22,241	$5,764

The Company is subject to US federal and state income taxes. The Company’s subsidiaries incorporated in the PRC are subject to PRC income taxes.

The provisions for income tax expense (benefit) from continuing operations consisted of the following:

	Years Ended December 31,
	2008	2007	2006
Current
United States:
Federal	$2,098	$1,389	$31
State	92	1	1
Foreign	3,881	2,516	1,217

Total current income tax expense	6,071	3,906	1,249
Deferred
United States:
Federal	(552)	(555)	—
State	(19)	(56)	—
Foreign	(1,207)	(1,388)	(481)

Total deferred income tax benefit	(1,778)	(1,999)	(481)

Total provisions for income taxes	$4,293	$1,907	$768

The components of deferred income tax assets and liabilities were as follows:

	Years Ended December 31,
	2008	2007
Deferred tax assets:
Allowances and reserves	$4,653	$3,919
Depreciation	521	48
Net operating loss and credits carry forwards	3,262	3,125
Acquired intangibles	1,775	937

Total gross deferred tax assets	10,211	8,029
Valuation allowance	(4,920)	(4,462)

Total net deferred tax assets	5,291	3,567
Deferred tax liabilities:
Unrealized gain on short term investments	(220)	(2,818)

Total net deferred tax assets	$5,071	$749

	Years Ended December 31,
	2008	2007
Current deferred tax assets	$3,334	$1,693
Non-current deferred tax assets	2,671	1,032
Current deferred tax liabilities	(934)	(1,976)
Non-current deferred tax liabilities	—	—

Total net deferred tax assets	$5,071	$749

Deferred income taxes result principally from differences in the recognition of certain assets and liabilities for tax and financial reporting purposes and the tax effect of tax loss carry forwards. As of December 31, 2008, operating loss carry forwards amounted to $776 for California state income tax purposes, which will begin to expire in 2013. A valuation allowance of $4,919 for various deferred tax assets including operating loss carry forwards from various tax jurisdictions has been established as it is determined that it is more likely than not that the relevant deferred tax assets will not be realized.

Except for certain hardware procurement and resale transactions, the Company conducts substantially all of its business through its PRC operating subsidiaries. The PRC subsidiaries are generally subject to a 25% corporate income tax except for certain entities that enjoy tax holidays or preferred tax treatment, as discussed below.

On March 16, 2007, the National People’s Congress adopted the Enterprise Income Tax Law (the “EIT Law”), which became effective on January 1, 2008. Prior to December 31, 2008, certain of our PRC entities applied for New and High-Tech Enterprise (“HNTE”) status that would allow for a reduced 15% tax rate under China’s EIT Law. The official HNTE certificates have been issued to those subsidiaries on December, 2008, prior to the filing of their China enterprise income tax returns. Accordingly, we have used the reduced applicable tax rates in our calculations of current and deferred tax balances. We have applied the lower tax rates in our calculation of deferred taxes because we expect to retain the HNTE status for the foreseeable future.

On December 31, 2008, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, Ministry of Commerce, and State Administration of Taxation that its subsidiary, AsiaInfo Technologies qualifies as a “Key Software Enterprise” for fiscal year 2008 and therefore should enjoy a 10% tax rate for income earned during 2008. AsiaInfo Technologies also received a similar preferential tax rate for the 2007 year. However, due the significant uncertainty of obtaining similar preferential tax rates for future years, the Company did not assume AsiaInfo Technologies would continue to enjoy the 10% tax rate after year 2009. Instead, it has used the 15% preferential tax rate in calculation of deferred taxes of AsiaInfo Technologies because it has obtained HNTE status as described above.

Our AICD subsidiary was also granted HNTE status in December 2008. It is expected to enjoy the 15% tax rate beginning in 2008 and ending in 2010.

Under the EIT Law, a “resident enterprise” which may include an enterprise established outside of the PRC with management located in the PRC, will be subject to PRC income tax. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

Lenovo Securities Technologies (Beijing), Inc., one of our variable interest entities, was granted a preferential tax rate at 50% of the regular corporate tax rate from 2008 to 2010. As this entity also was granted the HNTE status in December 2008, its tax rate would be 7.5% for years 2008 to 2010, which is 50% of the 15% preferential tax rate granted to this entity.

Under applicable accounting principles, a deferred tax liability should be recorded for taxable temporary differences attributable to the excess of financial reporting basis over tax basis in a domestic subsidiary. However, recognition is not required in situations where the tax law provides a means by which the reported amount of that investment can be recovered tax-free and the enterprise expects that it will ultimately use that means. We have not recorded any such deferred tax liability attributable to the undistributed earnings of our financial interest in VIE affiliates because we believe such excess earnings can be distributed in a manner that would not be subject to tax.

The Company is also subject to U.S. income taxes on revenues generated in the United States, including revenues from its limited hardware procurement activities and interest income earned in the United States.

Undistributed foreign earnings amounted to approximately $57,546 as of December 31, 2008. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income tax or PRC foreign withholding taxes, if any, has been made. Upon distribution of those earnings, the Company would be subject to US income taxes (subject to a reduction for foreign tax credits), if any.

Reconciliation between the provision for (benefit of) income taxes computed by applying the US federal tax rate to income before income taxes and the actual provision for income taxes is as follows:

	2008	2007	2006
US Federal Rate	35%	35%	35%
Difference between statutory rate and foreign effective tax rate	(37)%	(29)%	(27)%
Subpart F income inclusion	4%	5%	16%
Stock based compensation	(1)%	4%	—
Change in valuation allowance	2%	2%	(13)%
Qualified Electing Fund income	8%	8%	—
Change in tax rates	8%	(16)%	2%
	19%	9%	13%

During the years ended December 31, 2008, 2007 and 2006, if the Group’s subsidiaries and VIE in the PRC were neither in the tax holiday period nor had they been specifically allowed special tax concessions, income tax expense and earnings per share amounts would be as follows:

	For the year ended December 31
	2008	2007	2006
Changes in income tax expense	$1,089	$1,295	$903
Net income per ordinary share-basic	0.40	0.51	0.11
Net income per ordinary share-diluted	0.38	0.49	0.11

Effective on January 1, 2007, the Company adopted the provisions of FIN 48.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	834
Additions based on tax position related to the prior year	104
Additions based on tax positions related to the current year	388
Balance at December 31, 2008	1,326

Included in the balance of unrecognized tax benefits as of December 31, 2008, are tax benefits of $1,326 that, if recognized, would affect the effective tax rate and none would affect deferred tax assets. The Company has adopted the accounting policy that interest and penalties will be classified as a component of the provisions for income taxes. Additional interest and penalties of $26 were recognized as of December 31, 2008.

The Company’s operations are subject to income and transaction taxes in the United States and in certain foreign jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company is subject to taxation in the US and various states and foreign jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Company’s tax years starting from 2002 to 2008 remain open in various tax jurisdictions. The Company does not anticipate any significant change within the next 12 months of its uncertain tax positions.

16. Net income per share

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations:

	Years Ended December 31,
	2008	2007	2006
Amounts attributable to AsiaInfo Holdings, Inc. common stockholder (numerator)
Income from continuing operations, net of taxes	$17,810	$20,334	$4,996
Income from discontinued operations, net of taxes	980	3,293	835

Net income	$18,790	$23,627	$5,831

Shares (denominator):
Weighted average common stock outstanding
Basic	44,828,915	43,644,845	43,630,365
Dilutive effect of employee stock options and restricted share units	1,846,779	1,709,499	821,659

Diluted	46,675,694	45,354,344	44,452,024

Earnings per share:
Net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholder
Basic	$0.40	$0.47	$0.11

Diluted	$0.38	$0.45	$0.11

Net income from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders
Basic	$0.02	$0.07	$0.02

Diluted	$0.02	$0.07	$0.02

Net income attributable to AsiaInfo Holdings, Inc. common stockholders
Basic	$0.42	$0.54	$0.13

Diluted	$0.40	$0.52	$0.13

The Company had 667,815, 1,152,822 and 4,002,216 common stock options outstanding in 2008, 2007 and 2006, respectively, which could have potentially diluted EPS in the future, but were excluded in the computation of diluted EPS in those periods, as their exercise prices were above the average market values in such periods.

17. Commitments and Contingencies

Operating Leases—As of December 31, 2008, the Company had commitments under certain non-cancellable operating leases through 2009 to 2011 that require annual minimum rentals as follows:

2009	$3,271
2010	2,367
2011	114

$5,752

The leased properties are principally located in the PRC and are used for administration and research and development purposes. The leases are renewable subject to negotiation. Rental expenses were $3,187, $3,737 and $3,881 for the years ended December 31, 2008, 2007 and 2006, respectively.

Letters of Credit—As of December 31, 2008, the Company had outstanding standby letters of credit to customers of $2,959, which were collateralized by the Company’s credit facilities.

Product Warranty—The Company’s product warranty accrual reflected management’s best estimate of probable liability under its product warranties. Management determines the warranty accrual based on historical experience and other currently available evidence. Product warranty accrual was recorded as a component of accrued expense in the accompanying consolidated balance sheets.

Changes in the product warranty accrual for the years ended December 31, 2008 and 2007 were as follows:

	Years Ended December 31,
	2008	2007
Balance at beginning of year	$595	$681
Current year provision	49	131
Payments	(10)	(32)
Expired warranty	(247)	(220)
Foreign exchange difference	31	35

Balance at end of year	$418	$595

Litigation—On December 4, 2001, a securities class action case was filed in New York City against the Company, certain of its officers and directors and the underwriters of the Company’s initial public offering (“IPO”). The lawsuit alleged violations of the U.S. federal securities laws and was docketed in the United States District Court for the Southern District of New York as Hassan v. AsiaInfo Holdings, Inc., et al. The lawsuit alleged, among other things, that the underwriters of the Company’s IPO improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of the Company’s common stock in the aftermarket as conditions of their purchasing shares in the Company’s IPO. The lawsuit further claimed that the alleged practices of the underwriters should have been disclosed in the Company’s IPO prospectus and registration statement.

The suit seeks rescission of the plaintiffs’ alleged purchases of the Company’s common stock as well as unspecified damages. In addition to the case against the Company, various other plaintiffs had filed approximately 1,000 other, substantially similar class action cases (collectively, the “IPO Allocation Cases”) against approximately 300 other publicly traded companies and their IPO underwriters in New York City, which along with the case against the Company, had all been transferred to a single federal district judge for purposes of case management.

In February of 2009, the Company and most of the other issuer defendants in the IPO Allocation Cases reached an agreement in principle with the plaintiffs and the underwriter defendants to settle the IPO Allocation Cases. The agreement in principle is subject to negotiation and finalization of a definitive settlement agreement, and to final approval of the definitive settlement documents by the court. If the settlement is approved, the Company expects any damages payable to the plaintiffs to be fully funded by its directors’ and officers’ liability insurance policies. If the litigation proceeds, the Company intends to continue to defend the litigation vigorously. Moreover, if the litigation proceeds, it believes that the underwriters may have an obligation to indemnify the Company for the legal fees and other costs of defending this suit and that its directors’ and officers’ liability insurance policies would also cover the defense and potential exposure in the suit.

In addition, the Company received a letter dated July 30, 2007 from a putative stockholder demanding that the Company investigate and prosecute a claim for alleged short-swing trading in violation of Section 16(b) of the Exchange Act by the underwriters of our IPO and certain of the Company’s unidentified directors, officers and stockholders. On October 9, 2007, the putative stockholder commenced a civil lawsuit in the U.S. District Court for the Western District of Washington against Morgan Stanley and Deutsche Bank, two of the lead underwriters of the Company’s IPO, alleging violations of Section 16(b) of the Exchange Act. The complaint alleges that the combined number of shares of the Company’s common stock beneficially owned by the lead underwriters and certain unnamed officers, directors and principal stockholders exceeded ten percent of our outstanding common stock from the date of the Company’s IPO on March 3, 2000, through at least March 2, 2001. It further alleges that those entities and individuals were thus subject to the reporting requirements of Section 16(a) and the short-swing trading prohibition of Section 16(b), and failed to comply with those provisions. The complaint seeks to recover from the lead underwriters any “short-swing profits” obtained by them in violation of Section 16(b). None of our directors, officers or stockholders is named as defendants in this action, although we are named as a nominal defendant. On July 25, 2008, we filed a joint motion to dismiss, with several other issuers who are also named as nominal defendants in the action. A decision on that motion is pending.

The Company intends to continue to defend vigorously the two litigation matters described above. While the Company cannot guarantee the outcome of these proceedings, the Company believes that the final results of these lawsuits will have no material effect on the Company’s consolidated financial condition, results of operations or cash flows.

18. Employee Retirement Benefits

The Company is required by law to contribute approximately 16.6% to 26.6% of base salaries of the PRC employees for staff welfare, housing, medical and education benefits representing an expense of $5,755, $5,261 and $4,449 in 2008, 2007 and 2006, respectively.

In addition, the Company’s employees in the PRC are entitled to retirement benefits calculated with reference to their base salaries upon retirement and their length of service in accordance with a government managed benefits plan. The PRC government is responsible for administering the benefits for these retired employees. The Company is required to make contributions to the state retirement plan at a rate of 10% to 22% of the monthly base salaries of the current employees. Employees who are citizens or permanent residents of the United States and who have been employed for more than six months are entitled to retirement benefits under a Simplified Employee Pension Plan (the “Plan”). The Company contributes 5% of employees’ monthly salaries to the Plan. Total retirement benefit expenses for such benefit contributions for the years ended December 31, 2008, 2007 and 2006 were $4,014, $3,317 and $2,559, respectively.

19. Distribution of Profits

As stipulated by the relevant laws and regulations applicable to PRC foreign investment enterprises, the Company’s PRC subsidiaries are required to make appropriations from net income as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) to non-distributable reserves which include a general reserve, an enterprise expansion reserve and an employee welfare and bonus reserve. Wholly-foreign-owned PRC subsidiaries are not required to make appropriations to the enterprise expansion reserve but appropriations to the general reserve are required to be made at not less than 10% of the profit after tax as determined under PRC GAAP. The employee welfare and bonus reserve is determined by the Company’s Board of Directors.

The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the stockholders, convert the general reserve into capital. The employee welfare and bonus reserve is used for the collective welfare of the employees of the subsidiaries. The enterprise expansion reserve is used for the expansion of the subsidiaries’ operations and can be converted to capital subject to approval by the relevant authorities. These reserves represent appropriations of retained earnings determined according to PRC law. Appropriations to general reserves by the Company’s PRC subsidiaries were $3,338, $3,058, and $2,139 in 2008, 2007 and 2006, respectively.

In addition, foreign exchange and other regulations in China may restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans or advances. Total restricted net assets of the Company’s consolidated PRC subsidiaries and VIEs were $178,295 and $172,361 in 2008 and 2007, respectively. As a result of certain PRC legal restrictions which prevent PRC subsidiaries from distributing all of their profit, the restricted net assets held by the Company’s consolidated subsidiaries exceeded 25% of the consolidated net assets as of December 31, 2008 and 2007. As such, the Company has included Schedule 1 in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission.

20. Certain Significant Risks and Uncertainties

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, restricted cash, short-term investments, and trade accounts receivable. The Company places its cash and cash equivalents, restricted cash, short-term investments with various financial institutions in the PRC and the US. As of December 31, 2008 and 2007, 0.2% and 3% of short-term investments were placed with financial institutions in the US respectively.

The Company’s business activities and accounts receivable are principally in the PRC with a limited number of large customers, including China Mobile Communications Corporation (“China Mobile”), China United Telecommunications Corporation (“China Unicom”), and China Network Communications Group Corporation (“China Netcom”). Sales to China Unicom accounted for $15,924, $16,434 and $14,928, which were 9%, 12 % and 14% of total revenues in 2008, 2007 and 2006, respectively. Sales to China Netcom accounted for $13,916, $12,731 and $13,212, which were 8%, 10% and 12% of total revenues in year 2008, 2007 and 2006, respectively. Sales to China Mobile accounted for $105,895, $76,986 and $66,890, which were 60%, 58% and 61% in year 2008, 2007 and 2006, respectively. China Netcom was merged into China Unicom in 2008 and the Company will combine the two companies’ data from year 2009 onwards.

Individual customer amounts receivable consisted of 10% or more of total accounts receivable as of December 31, 2008 and 2007 were as follows:

	Percentage of accounts receivable as of December 31,
	2008	2007
China Mobile	43%	34%
China Unicom	14%	28%
China Netcom	12%	16%
China Telecom	16%	11%

The Company maintains allowances for bad debt and revises its estimates of collectibles on a periodic basis. Activities in the allowance for doubtful accounts were as follows:

	Years Ended December 31,
	2008	2007	2006
Balance at beginning of year	$2,427	$3,311	$4,253
Provision for bad debts	452	(642)	(654)
Write-offs and other	(274)	(242)	(288)

Balance at end of the year	$2,605	$2,427	$3,311

The Company’s business growth is indirectly dependent on government budgetary policy for the telecommunications and Internet industries in China. The laws and regulations applicable to the telecommunications and Internet industry in China remain unsettled and could have a material adverse effect on the Company’s business. The Company’s customer base is concentrated and the loss of one or more customers would have a significant effect on the Company’s results of operations.

21. Stock-based compensation plan

2002 Stock Option Plan and Prior Plans

Under the Company’s 2002 Stock Option Plan, the Company was authorized to grant options for the purchase of up to 4,500,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value on the date of grant for incentive stock options and nonqualified options. Shares as to which an option is granted under the 2002 Stock Option Plan but remains unexercised at the expiration, forfeiture or other termination of such option may be the subject of the grant of further options. Prior to adopting the 2002 Stock Option Plan, the Company adopted annual stock option plans for each of 1995, 1996, 1997, 1998, 1999 and 2000 (such plans, together with the 2002 Stock Option Plan, are referred to hereinafter as the “Option Plans”).

The vesting periods of the options under the Option Plans are determined based on individual stock option agreements. Options granted prior to 1998 generally vested and became exercisable over three years at an equal annual rate. Exercise terms of options granted in 1998, 1999, 2000 and 2002 are substantially similar to those of options granted prior to 1998 except that the vesting and exercise periods were generally over four years at an annual rate of 20%, 20%, 30% and 30% for the 1999 plan and were generally over four years cliffs at an annual rate of 25% for the 2000 plan, and are generally no more than four years at an annual rate of 25% from the date of grant for the 2002 Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Company’s employee stock options have characteristics significantly different from those of traded options. In addition, option valuation models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock, and changes in the subjective input assumptions can materially affect the fair value estimate of employee stock options. The value of options granted was estimated on the date of the respective grant using the following weighted average assumptions:

Year Ended December 31, 2005
Option Grants
Weighted average risk-free rate of return	4.20%
Weighted average expected option life	5 years
Weighted average volatility rate	81%
Weighted average dividend yield	—

Activities for the Option Plans are summarized as follows:

	Outstanding Options
	Number of shares	Weighted average exercise price	Aggregate intrinsic value
Outstanding, January 1, 2006	8,362,192	$6.75
Granted	—	—
Forfeited	(1,393,391)	7.20
Exercised	(801,644)	2.02

Outstanding, December 31, 2006	6,167,157	7.26
Granted	—	—
Forfeited	(77,567)	8.45
Exercised	(2,121,570)	4.28

Outstanding, December 31, 2007	3,968,020	8.83
Granted	—	—
Forfeited	(25,317)	14.85
Exercised	(585,951)	6.75

Outstanding, December 31, 2008	3,356,752	$9.14	14,474

Vested and expected to vest, December 31, 2008	3,356,752	9.14	14,474
Exercisable, December 31, 2008	3,356,752	9.14	14,474

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $11.84 of the Company’s common stock on the last trading day on December 31, 2008.

Total intrinsic value of options exercised for each of the three years ended December 31, 2008, 2007 and 2006 was $3,615, $10,156 and $2,329, respectively.

As of December 31, 2008, there was no unrecognized share-based compensation cost relating to share options.

Additional information on options outstanding as of December 31, 2008 is as follows:

	Options Outstanding as of December 31, 2008			Options Exercisable as of December 31, 2008
Range of average exercise price	Number outstanding	Weighted average remaining contractual life (years.)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$2.75-$3.00	37,250	0.72	$3.00	37,250	$3.00
$3.35-$5.70	1,106,528	4.51	4.53	1,106,528	4.53
$6.51-$7.07	332,597	4.79	6.98	332,597	6.98
$7.59-$7.72	808,345	0.77	7.60	808,345	7.60
$8.75-$9.63	404,217	2.18	9.33	404,217	9.33
$12.44-$14.56	252,115	1.85	12.47	252,115	12.47
$24.00-$47.03	415,700	1.14	24.49	415,700	24.49

Total	3,356,752	2.70	$9.14	3,356,752	$9.14

2005 Stock Incentive Plan — Restricted Stock Units (RSUs)

Under the 2005 Stock Incentive Plan (the “2005 Plan”), the Company was authorized to grant participants restricted stock units (“RSUs”), stock options, or other types of equity incentives. The number of shares authorized for issuance was (a) 600,000 shares plus (b) any authorized shares of common stock that, as of April 21, 2005, were available for issuance under the Company’s 2002 Stock Option Plan, or that thereafter became available for issuance under the 2002 Stock Option Plan in accordance with its terms.

An RSU is an agreement to issue stock at the time the award vests. These units vest on an annual basis equally over four years, 25% on each anniversary of the grant date. The fair value of each RSU is measured on the grant date based on the market price of the stock on the grant date. The Company also has the right at its sole discretion to pay cash in lieu of the issuance of vested shares of common stock. No such cash payment right was exercised by the Company.

As of December 31, 2008, the activity of RSUs under the 2005 Plan is summarized as follows:

	Number of shares	Weighted average grant date fair value
Restricted share units unvested at January 1, 2006	549,500	4.20
Granted	6,200	4.33
Vested	(129,777)	4.21
Forfeited	(31,150)	4.05

Restricted share units unvested at December 31, 2006	394,773	4.21
Granted	5,000	7.87
Vested	(125,138)	4.22
Forfeited	(17,561)	4.05

Restricted share units unvested at December 31, 2007	257,074	4.29
Granted	28,000	10.55
Vested	(122,137)	4.26
Forfeited	(15,125)	5.02

Restricted share units unvested at December 31, 2008	147,812	$5.42

Total intrinsic values of RSUs vested for the three years ended December 31, 2008, 2007 and 2006 were $1,386, $1,340 and $797, respectively.

As of December 31, 2008, there was $759 unrecognized share-based compensation cost related to RSUs, which is expected to be recognized into the consolidated statements of operations over a weighted-average vesting period of 1.21 years. To the extent the actual forfeiture rate is different from the original estimate, actual share-based compensation cost related to these awards may be different from the expectation.

2005 Stock Incentive Plan — Performance-based Restricted Share Units (PSUs)

In November 2006, the Compensation Committee of the Board of Directors of the Company approved a Performance Stock Unit (“PSU”) awards program under the 2005 Plan. Under this program, the Company was approved to grant no more than 2,213,068 shares of PSUs under the 2005 Plan. These awards vest based on certain performance-based criteria, including annual earnings before interest and taxes, annual net revenue growth, average stock closing price and the Company’s new business revenue percentage, provided that the award holder continues to be an employee of the Company at the time the performance goals are met. Each PSU represents the contingent right of the participant to receive a share of common stock or an equivalent payment. The Company also has the right at its sole discretion to pay cash in lieu of the issuance of vested shares of common stock. No such cash payment right was exercised by the Company.

Fair values of PSUs with performance conditions generally equal their intrinsic value on the date of grant. Fair values of PSUs with market conditions are calculated with a Monte-Carlo simulation model using assumptions underlying the Black-Scholes methodology as follows:

Weighted average risk-free rate of return	4.7%
Weighted average expected life	1.77 years
Weighted average volatility rate	45%
Weighted average dividend yield	—

The activity of performance based PSUs under the 2005 Plan is summarized as follows:

	Number of shares	Weighted average grant date fair value
PSUs unvested at January 1, 2006	—	$—
Granted	1,296,740	4.99
Vested	—	—
Forfeited	—	—

PSUs unvested at December 31, 2006	1,296,740	4.99
Granted	26,000	8.00
Vested	(202,000)	5.03
Forfeited	(21,400)	4.99

PSUs unvested at December 31, 2007	1,099,340	5.05
Granted	—	—
Vested	(439,529)	5.06
Forfeited	(32,900)	4.99

PSUs unvested at December 31, 2008	626,911	$5.05

The activity of market based PSUs under the 2005 Plan is summarized as follows:

	Number of shares	Weighted average grant date fair value
PSUs unvested at January 1, 2006	—	$—
Granted	698,260	2.78
Vested	—	—
Forfeited	—	—

PSUs unvested at December 31, 2006	698,260	2.78
Granted	14,000	2.78
Vested	(149,930)	4.10
Forfeited	(12,400)	2.68

PSUs unvested at December 31, 2007	549,930	2.42
Granted	—	—
Vested	(292,350)	2.66
Forfeited	(16,450)	2.33

PSUs unvested at December 31, 2008	241,130	$2.14

Total intrinsic value of PSUs vested for the years ended December 31, 2008 and 2007 was $8,518 and $3,318, respectively.

As of December 31, 2008, there was $824 unrecognized share-based compensation cost related to PSUs, which is expected to be recognized into the consolidated statements of operations over a weighted-average vesting period of 0.41 years. To the extent the actual forfeiture rate is different from original estimate; actual share-based compensation related to these awards may be different from these expectations.

2008 Stock Incentive Plan

On February 25, 2008, the Company’s Board authorized the Company’s 2008 Stock Incentive Plan (the “2008 Plan”). Under this plan, the Company may grant participants restricted stock awards, stock options, or other types of equity incentives. The number of shares authorized for issuance is (a) 2,000,000 shares plus (b) any authorized shares of common stock that, as of February 25, 2008, were available for issuance under the Company’s 2008 Plan, or that thereafter become available for issuance under the 2005 Plan in accordance with its terms. No awards were granted under the 2008 plan as of December 31, 2008.

The amount of stock-based compensation attributable to cost of revenues, sales and marketing, general and administrative expenses, and research and development is included in those line items in the accompanying consolidated statements of operations. Stock-based compensation expense related to the stock options, RSUs and PSUs are as follows:

	Years Ended December 31,
	2008	2007	2006
Cost of revenues	$682	$800	$200
Sales and marketing	1,258	1,465	217
General and administrative	1,048	1,025	251
Research and development	574	671	135

Total stock-based compensation expense	$3,562	$3,961	$803

The total income tax benefit recognized in the income statement for share-based compensation arrangements was $200 for 2008, and none for 2007 and 2006, respectively.

22. Stock Repurchase Program

From the commencement of the Company’s first stock repurchase program, which was approved by the Company’s Board of Directors in the fourth quarter of 2004, through December 31, 2005, the Company repurchased a total of 5,274,231 shares at a total cost of $27,282.

On January 11, 2006, the Company announced the authorization of a stock repurchase program pursuant to which the Company was entitled, from time to time during a ninety-day period (expired on April 11, 2006), to purchase up to 4,000,000 shares of its common stock. As of April 11, 2006, the Company repurchased 2,095,208 shares of its common stock at a total cost of $9,563.

On April 25, 2006, the Board of Directors authorized an extension to the 2006 share repurchase program for an additional 90 days, from April 25, 2006 to July 24, 2006, but did not change the aggregate number of shares subject to repurchase under the plan. As of July 18, 2006, the Company repurchased 1,904,792 shares of its common stock at a total cost of $8,223 pursuant to the extension of this repurchase program. The stock repurchase program, as extended, was completed on July 18, 2006.

All common stock repurchased by the Company under the 2005 and 2006 repurchase programs were reported as treasury stock. Of the total shares repurchased, 4,498,130 shares were issued to Lenovo in 2005 as part of the consideration for acquiring Lenovo-AsiaInfo. On June 27, 2006 and September 29, 2006, the Company’s Board of Directors authorized the retirement of 3,799,109 and 976,992 shares of treasury stock, respectively. The retired shares resumed the status of authorized and unissued shares of the Company. As of December 31, 2006, the Company had 43,076,034 shares of common stock issued and outstanding, after taking into account the retirement of 4,776,101 shares of treasury stock. As of December 31, 2006, the Company had no remaining treasury stock.

On September 11, 2007, the Company announced the authorization of a stock repurchase program under which the Company was entitled to repurchase up to 3,000,000 shares of its outstanding common stock. Pursuant to this program, the Company was entitled, from time to time for a period of four months, depending on market conditions, share price and other factors, make one or more purchases, on the open market, or in privately negotiated transactions, subject to availability, of up to 3,000,000 shares of common stock. As of December 31, 2007, the Company repurchased 244,300 shares of its common stock at a total cost of $1,953 pursuant to this repurchase program.

On February 27, 2008, the Board of Directors authorized an extension to the 2007 share repurchase program through July 10, 2008. Under the extended program, the Company was authorized to repurchase a total of 2,755,700 shares of its outstanding common stock, from time to time, depending on market conditions, share price and other factors, make one or more purchases on the open market or in privately negotiated transactions. Any common stock repurchased by the Company became part of its treasury stock and may be retired or used by the Company to finance or execute acquisitions or other arrangements. As of July 10, 2008, the Company had repurchased 166,400 shares of its common stock at a total cost of $1,664 pursuant to this repurchase program.

On September 17, 2008, the Company announced a new stock repurchase program under which the Company was authorized to repurchase up to 3,000,000 shares of its outstanding common stock. As of December 31, 2008, the Company had repurchased 2,589,300 shares of its common stock at a total cost of $24,132.

23. Segment Information

Since the acquisition of the non-telecommunications IT services business of Lenovo in October 2004, the Company has been organized as two business units, AsiaInfo Technologies, encompassing the Company’s traditional telecommunications business, and Lenovo-AsiaInfo, providing IT services, including security products and services, IT consulting, software customization, and business process outsourcing services, to the enterprise market in China. After disposing of certain non-core business lines during 2005, Lenovo-AsiaInfo now focuses on IT security solutions for the small and medium enterprise market in China. In accordance with guidance of SFAS 131, the Company determined that each the two business units represent a operating segment of which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Each operating segment has three product lines: (1) software products and solutions, (2) service and (3) third party hardware.

The Company’s chief operating decision making group is the Company’s Business Committee, comprising of the Company’s Chief Executive Officer, Chief Financial Officer and its senior management team, who allocate resources and evaluate performance of segments based on the following table of condensed statement of operations and total assets prepared using US GAAP. Accordingly, other items such as inter-segment sales, interest income (expense), income tax expense (benefit), depreciation and amortization are not disclosed by segment, since this information is not used by the Company’s chief operating decision making group to assess the operating performance of individual segments.

The following is a condensed statement of operations and total assets for the Company’s reportable segments:

	Years Ended December 31,
	2008			2007			2006
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
Revenue:
Software products and solutions	$116,258	$23,929	$140,187	$80,447	$17,169	$97,616	$64,039	$8,059	$72,098
Service	16,834	639	17,473	15,495	661	16,156	12,773	659	13,432
Third party hardware	13,789	4,094	17,883	17,998	991	18,989	23,630	423	24,053

Total revenue:	146,881	28,662	175,543	113,940	18,821	132,761	100,442	9,141	109,583

Cost of revenues:
Software products and solutions	54,548	8,196	62,744	37,757	6,138	43,895	29,773	3,963	33,736
Service	7,012	273	7,285	7,113	657	7,770	7,570	1,231	8,801
Third party hardware	13,099	3,602	16,701	17,098	942	18,040	22,449	401	22,850

Total cost of revenues	74,659	12,071	86,730	61,968	7,737	69,705	59,792	5,595	65,387

Gross Profit	72,222	16,591	88,813	51,972	11,084	63,056	40,650	3,546	44,196

Business unit expenses:
Sales and marketing	24,706	11,514	36,220	18,992	8,490	27,482	14,040	6,097	20,137
General and administrative (1)	1,097	519	1,616	369	(11)	358	759	(813)	(54)
Research and development	19,874	2,821	22,695	15,835	1,763	17,598	12,382	1,848	14,230

Total business unit expenses	45,677	14,854	60,531	35,196	10,242	45,438	27,181	7,132	34,313

Gain on settlement of escrow account	—	—	—	—	2,734	2,734	—	—	—

Contributing profit (loss)	$26,545	$1,737	$28,282	$16,776	$3,576	$20,352	$13,469	$(3,586)	$9,883

Total assets (2)	$270,595	$52,559	$323,154	$251,663	$56,806	$308,469	$215,775	$28,387	$244,162

(1)

General and administrative expenses reported reflected only the direct controllable expenses of each business unit and did not include allocation of corporate general and administrative expenses. The 2007 and 2006 negative amounts in Lenovo-AsiaInfo segment primarily reflect the results of certain bad debt provision reversals recorded in the year ended December 31, 2007 and 2006 respectively.

(2)	Included in total assets were net accounts receivable of $46,194 and $5,817 for AsiaInfo Technologies and Lenovo-AsiaInfo at December 31, 2008, respectively.

The following is a reconciliation of operating segment contribution profit to income before provision for income taxes and equity in loss of affiliate:

	Years ended December 31,
	2008	2007	2006
Total contribution profit for operating segments	$28,282	$20,352	$9,883
Corporate general and administrative expenses	(8,990)	(7,545)	(8,014)
Interest income	4,670	4,705	3,899
Gain on sales of short term investments	4,866	895	4
Impairment losses on short term investments	(4,684)	(137)	(200)
Impairment loss on a long-term investment	(2,042)	—	—
Other income (expense), net	(559)	(216)	(155)
Dividend	545	4,187	347

Income before provision for income taxes and discontinued operations	$22,088	$22,241	$5,764

Since revenues net of the cost of third party hardware sales were reported to the Company’s chief operating decision making group, the Company also provides the following table, which reconciles the revenues net of the cost of third party hardware sales to total revenues as presented in the consolidated statements of operations:

	Years Ended December 31,
	2008			2007			2006
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
Revenues net of the cost of third party hardware sales	$133,782	$25,060	$158,842	$96,842	$17,879	$114,721	$77,993	$8,740	$86,733
Third party hardware cost	13,099	3,602	16,701	17,098	942	18,040	22,449	401	22,850

Total revenues	$146,881	$28,662	$175,543	$113,940	$18,821	$132,761	$100,442	$9,141	$109,583

The Company primarily operates in the PRC and substantially all of the Company’s long-lived assets are located in the PRC.

24. Related Party Transactions

(1) The Company entered into a series of contractual agreements with Lenovo in connection with the acquisition of Lenovo’s non-telecommunications IT services business in October 2004. In conjunction with the acquisition, the Company delivered 5,472,414 shares of its common stock to Lenovo in 2005 and 2004. As of December 31, 2008, Lenovo owned approximately 9% of the Company’s outstanding common stock.

(2) China Netcom Group ceased to be a related party of the Company upon Edward Tian’s resignation in May 2006 from executive officer positions with China Network Communications Group Corporation, China Netcom Hong Kong and China Netcom Limited. Therefore, the summary of related party transactions with China Netcom Group in the years ended December 31, 2008 and 2007 included the transactions with China Netcom Group which were entered into during the six-month period ended June 30, 2006 but continued to have an effect on the Company’s operations during 2008 and 2007.

(3) James Ding, a major shareholder of the Company and the Chairman of the Company’s Board of Directors, is also the Chairman of the Board of Directors of Beijing UITV Culture Development Ltd. (“Beijing UITV”). In the year ended December 31, 2006, the Company entered into software solutions contracts with Beijing UITV valued at approximately $62, and recorded $59 of software products and solutions revenue. There were no transactions with Beijing UITV during 2008 and 2007. As of December 31, 2008 and 2007, the Company had no account receivable from Beijing UITV.

The following table provides a summary of the Company’s transactions with Lenovo and China Netcom Group:

	Years Ended December 31,
	2008		2007		2006
	Lenovo	Total	Lenovo	Total	Lenovo	China Netcom Group	Total
Revenues:
Software products and solutions	$—	$—	$—	$—	$—	$2,643	$2,643
Service	—	—	—	—	—	1,348	1,348
Third party hardware	—	—	—	—	—	2,686	2,686

Total revenues	—	—	—	—	—	6,677	6,677

Purchases:
Software products and solutions	—	—	2	2	11	22	33
Service	—	—	—	—	1	9	10
Third party hardware	—	—	704	704	—	—	—

Total purchases	—	—	706	706	12	31	43

Operating expenses:
Sales and marketing	73	73	79	79	214	12	226
General and administrative	—	—	—	—	—	7	7
Research and development	3	3	3	3	6	20	26

Total operating expenses	$76	$76	$82	$82	$220	$39	$259

The following table provides a summary of the Company’s balances with its related parties:

	Years Ended December 31,
	2008	2007
	Lenovo	Lenovo
Balances with related parties:
Other receivables	226	214
Deferred revenue	365	437
Other payables	782	732

25. Gain on Settlement of Escrow

On July 27, 2004, the Company entered into an Acquisition Agreement with Lenovo Group Limited (“Lenovo”) to acquire Lenovo’s non-telecommunications IT service business. Pursuant to the Acquisition Agreement, AsiaInfo acquired the assets comprising Lenovo’s non-telecommunications related IT services business on October 1, 2004. The acquisition included the business now known as the Company’s Lenovo-AsiaInfo reportable segment.

An escrow agreement dated October 19, 2004 (the “Escrow Agreement”) was entered into among the Company, Lenovo and JPMorgan Chase Bank (the “Escrow Agent”) in order to satisfy the seller’s indemnification obligations (if any) under the Acquisition Agreement. On July 1, 2005, the Company instructed its transfer agent to deliver two certificates collectively representing 2,162,562 shares (one representing 1,081,281 shares (the “General Escrow Shares”), and the other one representing 1,081,281 shares) to the Escrow Agent.

On March 24, 2006, the Company delivered an Indemnity Notice to Lenovo seeking indemnification under the Acquisition Agreement. On January 24, 2007, the Company entered into a Settlement and Release Agreement (the “Agreement”) with Lenovo to resolve certain matters arising out of the Acquisition Agreement and the Escrow Agreement. Under the Agreement, 648,769 General Escrow Shares were returned to the Company’s treasury account on February 9, 2007 and the remaining 432,512 General Escrow Shares were released to Lenovo. The Agreement also provides for the mutual release of certain claims that the Company or Lenovo may have had against each other relating to the acquisition.

On March 26, 2007, the Company’s Board of Directors authorized the retirement of the 648,769 shares of treasury stock. The retired shares resumed the status of authorized and unissued shares of the Company and are presented as a reduction of outstanding shares in the accompanying consolidated statements of changes in equity and comprehensive income (loss).

The returned shares were accounted at the historical value as determined at the date shares were issued to the Escrow Agent, which is $5.6 per share or a total of $3,632 and the Company recognized a gain on settlement of escrow of $2,734.

26. Noncontrolling interest

On September 25, 2008, the Company established a new subsidiary, Shanghai Xinjia Science & Technology Co., Ltd (“AISH”) in Shanghai, with a total capital contribution of $732. The Company and Mr. Yao Yuan, the other shareholder of AISH, hold 90% and 10% of AISH’s share capital, respectively. AISH mainly provides software and services to telecommunication carriers in Shanghai.

27. Selected Quarterly Financial Data (Unaudited)

Selected quarterly financial data for the years ended December 31, 2008, 2007 and 2006 are presented in the following table.

	Three Months Ended
	December 31	September 30	June 30	March 31
	(As adjusted)	(As adjusted)	(As adjusted)	(As adjusted)
Year Ended December 31, 2008
Total revenues	$53,684	$44,795	$42,058	$35,006
Total cost of revenues	24,947	21,609	23,008	17,166
Gross profit	28,737	23,186	19,050	17,840
Total operating expenses	20,977	17,893	15,489	15,162
Income from continuing operations	2,200	6,095	5,221	4,279
Income from discontinued operations, net of taxes	—	—	—	980
Net loss attributable to noncontrolling interest	(11)	(4)	—	—
Net income attributable to AsiaInfo Holdings, Inc.	2,211	6,099	5,221	5,259
Net income per share from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.13	$0.12	$0.10
Diluted	$0.05	$0.13	$0.11	$0.09
Net income per share from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	—	—	—	$0.02
Diluted	—	—	—	$0.02
Net income per share attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.13	$0.12	$0.12
Diluted	$0.05	$0.13	$0.11	$0.11
Year Ended December 31, 2007
Total revenues	$40,771	$32,365	$29,570	$30,055
Total cost of revenues	21,183	16,220	15,091	17,211
Gross profit	19,588	16,145	14,479	12,844
Total operating expenses	14,584	13,011	13,284	12,104
Gain on settlement of escrow account	—	—	—	2,734
Income from continuing operations	6,613	6,272	2,498	4,951
Income from discontinued operations, net of taxes	1,848	—	—	1,445
Net income attributable to AsiaInfo Holdings, Inc.	8,461	6,272	2,498	6,396
Net income per share from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.15	$0.14	$0.06	$0.12
Diluted	$0.14	$0.14	$0.06	$0.11
Net income per share from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.04	—	—	$0.03
Diluted	$0.04	—	—	$0.03
Net income per share attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.19	$0.14	$0.06	$0.15
Diluted	$0.18	$0.14	$0.06	$0.14
Year Ended December 31, 2006
Total revenues	$32,111	$27,774	$23,134	$26,564
Total cost of revenues	18,514	15,863	14,044	16,966
Gross profit	13,597	11,911	9,090	9,598
Total operating expenses	12,179	10,925	8,913	10,310
Income from continuing operations	1,936	1,821	1,102	137
Income from discontinued operations, net of taxes	183	183	246	223
Net income attributable to AsiaInfo Holdings, Inc.	2,119	2,004	1,348	360
Net income per share from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.05	$0.02	$—
Diluted	$0.05	$0.05	$0.02	$—
Net income per share from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$—	$—	$0.01	$0.01
Diluted	$—	$—	$0.01	$0.01
Net income per share attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.05	$0.05	$0.03	$0.01
Diluted	$0.05	$0.05	$0.03	$0.01

28. Adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”

Effective January 1, 2009, the Company adopted SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity on the financial statements. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Furthermore, disclosure of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest is required on the face of the financial statements.

For the Company, SFAS 160 is effective as of the beginning of the year ending December 31, 2009. However, the adoption of SFAS 160 requires retrospective application of the presentation and disclosure requirements of the standard to all periods presented. Consequently, the Company is now adjusting its previously issued financial statements for the three years ended December 31, 2008, contained in its annual report on Form 10-K for the year ended December 31, 2008, for the adoption of SFAS 160. The following adjustments have been made:

(a)	the noncontrolling interest (previously described as minority interest) has now been included as a component of total equity whereas previously it was shown outside of equity,

(b)	the net income or loss attributable to the noncontrolling interest is now shown as an allocation of net income for the year rather than being deducted in arriving at net income, and

(c)	consolidated comprehensive income or loss now includes the comprehensive income or loss attributable to the noncontrolling interest.

ASIAINFO HOLDINGS, INC.

Schedule 1—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$38,217	$51,233
Restricted cash	11,336	14,335
Short-term investments - available for sale securities	48	202
Short-term investments - held to maturity securities	—	1,541
Accounts receivable (net of allowances of nil and $405 as of December 31, 2008 and 2007, respectively)	1,257	2,022
Inventories	2,423	—
Amount due from subsidiaries and affiliates	43,956	36,399
Prepaid expenses and other current assets	3,953	1,440

Total current assets	101,190	107,172

Investment in subsidiaries and affiliates	113,829	104,320

Total Assets	$215,019	$211,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	2,321	1,218
Accrued expenses	2,426	1,907
Deferred revenue	1,518	16
Other payables	320	531
Other current liabilities	32	32

Total current liabilities	6,617	3,704

Stockholders’ Equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 46,466,170 and 45,026,203 shares issued as of December 31, 2008 and December 31, 2007, respectively; 43,466,170 and 44,781,903 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively)	464	450
Additional paid-in capital	215,948	207,865
Treasury stock, at cost (3,000,000 shares and 244,300 at December 31, 2008 and December 31, 2007, respectively)	(27,749)	(1,953)
Accumulated deficit	(15,566)	(31,018)
Statutory reserve	17,212	13,874
Accumulated other comprehensive income	18,093	18,570

Total stockholders’ equity	208,402	207,788

Total Liabilities and Stockholders’ Equity	$215,019	$211,492

ASIAINFO HOLDINGS, INC.

Schedule 1—CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2008	2007	2006
Revenues:
Software products and solutions	$—	$18	$119
Services	1,124	2,157	2,465
Third party hardware	4	112	1,349

Total revenues	1,128	2,287	3,933

Cost of revenues:
Software products and solutions	(186)	816	273
Services	704	1,272	1,355
Third party hardware	(40)	106	1,282

Total cost of revenues	478	2,194	2,910

Gross profit	650	93	1,023

Operating expenses:
Sales and marketing	782	1,514	154
General and administrative	4,793	3,688	3,773
Research and development	(103)	671	136

Total operating expenses	5,472	5,873	4,063

Loss from operations	(4,822)	(5,780)	(3,040)
Other income, net
Interest income	1,844	3,148	2,605
Gain (loss) on investments	—	6,863	(199)
Other income (expenses), net	9,943	145	—

Total other income, net	11,787	10,156	2,406

Income (loss) before income taxes and equity in earnings (losses) of subsidiaries	6,965	4,376	(634)
Provision for income taxes	144	134	32

Income (loss) from continuing operations before equity in earnings (losses) of subsidiaries	6,821	4,242	(666)

Equity in earnings of subsidiaries	11,969	19,385	6,497
Net income	$18,790	$23,627	$5,831

Net income per share:
Basic	$0.42	$0.54	$0.13

Diluted	$0.40	$0.52	$0.13

Weighted average shares used in computation:
Basic	44,828,915	43,644,845	43,630,365

Diluted	46,675,694	45,354,344	44,452,024

ASIAINFO HOLDINGS, INC.

Schedule 1—CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Statutory Reserve	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Outstanding Shares	Amount
Balance at January 1, 2006	46,144,613	$469	$215,201	$(4,027)	$(55,064)	$8,677	$2,368	$167,624
Comprehensive Income:
Net income	—	—	—	—	5,831	—	—	5,831	$5,831
Statutory Reserve	—	—	—	—	(2,139)	2,139	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	2,603	2,603	2,603
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $1	—	—	—	—	—	—	(3)	(3)	(3)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $(160)	—	—	—	—	—	—	1,537	1,537	1,537
Transferred to income statement of other-than-temporary-impairment	—	—	—	—	—	—	200	200	200

Comprehensive income									$10,168

Stock option exercises	801,644	8	1,613	—	—	—	—	1,621
Restricted share units vesting	129,777	1	(1)	—	—	—	—	—
Share-based compensation (stock options)	—	—	19	—	—	—	—	19
Share-based compensation (restricted share units)	—	—	482	—	—	—	—	482
Share-based compensation (performance-based restricted share units)	—	—	302	—	—	—	—	302
Excess tax benefit from share-based compensation	—	—	31	—	—	—	—	31
Repurchase of common stock	(4,000,000)	—	—	(17,786)	—	—	—	(17,786)
Treasury stock retirement	—	(47)	(21,766)	21,813	—	—	—	—

Balance at December 31, 2006	43,076,034	$431	$195,881	—	$(51,372)	$10,816	$6,705	$162,461
Cumulative effect of unrecognized tax benefit on adoption of FIN 48	—	—	—	—	(213)	—	—	(213)
Net income	—	—	—	—	23,627	—	—	23,627	$23,627
Statutory Reserve	—	—	—	—	(3,058)	3,058	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	6,985	6,985	6,985
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $94	—	—	—	—	—	—	(801)	(801)	(801)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $(2,697)	—	—	—	—	—	—	5,544	5,544	5,544
Transferred to income statement of other-than-temporary-impairment	—	—	—	—	—	—	137	137	137

Comprehensive income									$35,492

Stock option exercises	2,121,570	21	9,060	—	—	—	—	9,081
Restricted share units vesting	125,438	1	(1)	—	—	—	—	—
Performance-based restricted share units vesting	351,930	3	(3)	—	—	—	—	—
Share-based compensation (stock options)	—	—	426	—	—	—	—	426
Share-based compensation (restricted share units)	—	—	19	—	—	—	—	19
Share-based compensation (performance-based restricted share units)	—	—	3,516	—	—	—	—	3,516
Excess tax benefit from share-based compensation	—	—	2,591	—	—	—	—	2,591
Repurchase of common stock	(244,300)	—	—	(1,953)	—	—	—	(1,953)
Retirement of escrow shares returned	(648,769)	(6)	(3,624)	—	(2)	—	—	(3,632)

Balance at December 31, 2007	44,781,903	$450	$207,865	$(1,953)	$(31,018)	$13,874	$18,570	$207,788
Net income	—	—	—	—	18,790	—	—	18,790	$18,790
Statutory Reserve	—	—	—	—	(3,338)	3,338	—	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	6,486	6,486	6,486
Transfer to income statement of realized (gain)/loss on available-for-sale investments, net of tax effects of $1,220	—	—	—	—	—	—	(3,646)	(3,646)	(3,646)
Net unrealized gain/(loss) on available-for-sale investments, net of tax effects of $1,377	—	—	—	—	—	—	(8,001)	(8,001)	(8,001)
Transferred to income statement of other-than-temporary-impairment	—	—	—	—	—	—	4,684	4,684	4,684

Comprehensive income									$18,313

Stock option exercises	585,951	6	3,947	—	—	—	—	3,953
Restricted share units vesting	122,137	1	(1)	—	—	—	—	—
Performance-based restricted share units vesting	731,879	7	(7)	—	—	—	—	—
Share-based compensation (stock options)	—	—	13	—	—	—	—	13
Share-based compensation (restricted share units)	—	—	600	—	—	—	—	600
Share-based compensation (performance-based restricted share units)	—	—	2,949	—	—	—	—	2,949
Excess tax benefit from share-based compensation	—	—	582	—	—	—	—	582
Repurchase of common stock	(2,755,700)	—	—	(25,796)	—	—	—	(25,796)
Balance at December 31, 2008	43,466,170	$464	$215,948	$(27,749)	$(15,566)	$17,212	$18,093	$208,402

See the accompanying notes to consolidated financial statements.

ASIAINFO HOLDINGS, INC.

Schedule 1—CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$18,790	$23,627	$5,831
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	3,562	3,961	803
Equity in earnings of subsidiaries and affiliates	(9,404)	(23,018)	(10,055)
Impairment Loss of investment	75	137	200
Allowance for bad debt	320	210	14
Excess tax benefit from share-based compensation	(582)	(1,179)	(31)
Changes in operating assets and liabilities
Accounts receivable	445	47	3,738
Inventories	(2,423)	—	1,269
Amount due from subsidiaries and affiliates	(7,557)	5,677	4,208
Prepaid expenses and other current assets	(2,513)	796	1,776
Accounts payable	1,103	(425)	(415)
Accrued expenses	519	(601)	(694)
Deferred revenue	1,502	(129)	(763)
Other current liabilities	(211)	(292)	147

Net cash provided by operating activities	3,626	8,811	6,028

Cash flows from investing activities:
Decrease (increase) in restricted cash	2,999	(2,603)	30
Purchases of held to maturity securities	—	(1,537)	—
Proceeds from sales of available for sale securities	1,620	22,921	7,128
Decrease (increase) in long-term investment	—	(7,000)	2,000

Net cash provided by investing activities	4,619	11,781	9,158

Cash flows from financing activities:
Proceeds from exercise of stock options	3,953	9,082	1,507
Repurchase of common stock	(25,796)	(1,953)	(17,786)
Excess tax benefit from share-based compensation	582	1,179	31

Net cash (used in) provided by financing activities.	(21,261)	8,308	(16,248)

Net (decrease) increase in cash and cash equivalents:	(13,016)	28,900	(1,062)
Cash and cash equivalents at beginning of year	51,233	22,333	23,395

Cash and cash equivalents at end of year	$38,217	$51,233	$22,333

ASIAINFO HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1. Basis for preparation

The condensed financial information of AsiaInfo Holdings, Inc. (“AsiaInfo”) has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that AsiaInfo used the equity method to account for investments in its subsidiaries and variable interest entities.

2. Investments in subsidiaries and variable interest entities

AsiaInfo and its subsidiaries and its variable interest entities are included in the consolidated financial statements where the inter-company balances and transactions are eliminated upon consolidation. For the purpose of AsiaInfo’s stand-alone financial statements, its investments in subsidiaries and variable interest entities are reported using the equity method of accounting. AsiaInfo’s share of income and losses from its subsidiaries and variable interest entities is reported as earnings from subsidiaries and variable interest entities in the accompanying condensed financial information of parent company.

3. Income taxes

AsiaInfo is incorporated in the State of Delaware, in the US and is subject to US federal and state income taxes.